Exhibit 10.1

DATE	January 29, 2015

Angelo Muscarella	(1)

Coord3 Industries s.r.l.	(2)

and

Perceptron CMM, LLC	(3)

Agreement

for the purchase of

100% of the business of

Coord3 Industries s.r.l.

TABLE OF CONTENTS

SECTIONS

LIST OF THE EXHIBITS

Exhibit A:	description of the Target Business

Exhibit 1.03:	Certain definitions

Appendix A:	Appraisal Financial Situation

Appendix B:	Indemnity Matters

Exhibit 7.02(a)(i)(cc):	Director’s resignation form

Exhibit 7.02(a)(i)(ii)	Sellers Release

Exhibit 10.01:	Buyer’s representations and warranties

Exhibit 10.02:	Sellers’ representations and warranties

Exhibit 15(a):	the Muscarella Service Agreement

agreement

This agreement (the “Agreement”) is entered into on Janaury 29, 2015 by and amongst

(1)         Angelo Muscarella, Italian national, born in [ ], on [ ], domiciled at [ ], tax registration number [ ] (“Muscarella”)

(2)         Coord3 Industries s.r.l., a company established under the laws of Italy, with registered offices at corso Siccardi 11bis, Torino, Italy, registered with the Company Registry of Torino, Italy, registration and tax registration number 09061500014, issued and subscribed share capital equal to EUR 110,000, fully paid, for the purposes of this Agreement represented by Angelo Muscarella, in his capacity as sole director (“Coord3”)

(hereinafter jointly “Sellers”),

and

(3)         Perceptron CMM, LLC, a company established under the laws of the State of Michigan, United States of America, with offices at 47827 Halyard Drive, Plymouth, Michigan 48170, United States of America, State of Michigan ID no. E5614M, for the purposes of this Agreement represented by Jeffrey M. Armstrong, in his capacity as President and Chief Executive Officer (“Buyer”),

(the Sellers and the Buyer when jointly referred to “Parties” and each of them when generically and individually referred to “Party”)

1

INTRODUCTION

A.           Coord3 is the sole legal and beneficial owner of the business as a going concern formed by the assets (both tangible and intangible) and the liabilities, the contracts, utilities, licenses and permits, the employment agreements with the employees and all other elements listed in Exhibit A (“Target Business”), through which Coord3 carries out its business activity.

B.           The share capital of Coord3 is entirely owned by Muscarella and his son, Riccardo Muscarella, [ ], in the following proportions:

(i)          Muscarella: shares of total par value of EUR 108,900, representing 99% of Coord3’s issued share capital;

(ii)         Riccardo Muscarella: shares of total par value of Eur 1,100, representing 1% of Coord3’s issued share capital.

C.           Coord3 is managed by Muscarella in his capacity as sole director, with broad powers and authority to run both the ordinary and extraordinary course of the business.

D.           On November 7, 2011, Muscarella and Mr. Keith Mills, a British national, born in [ ], on [ ], domiciled at [ ], (“Mills”) entered into a Master Share Purchase Agreement and a Share Purchase Agreement whereby Muscarella agreed to sell to Mills and Mills agreed to purchase shares equal to 25% of Coord3’s share capital, upon the occurrence of certain conditions provided for therein (“November 2011 Agreements”); Mills has waived any and all rights relating to and deriving from November 2011 Agreements.

E.           The Buyer is a non-contact vision and metrology company with a long established experience in laser-based technology and applications.

F.           The Buyer is interested in acquiring the Target Business, upon the terms and conditions set forth in this Agreement.

G.           The Sellers declared that they are interested and willing to transfer and to cause the transfer of the Target Business to the Buyer, upon the terms and conditions set forth in this Agreement.

Now therefore,

the Parties agree as follows:

SECTION 1

Introduction and Exhibits - Interpretation – Certain definitions

1.01 Introduction, Exhibits, Appendices and Annexes

The Introduction, the Exhibits, the Appendices and Annexes form an integral and essential part of this Agreement, as amended from time to time as provided in Section 17.03(b).

1.02 Interpretation

In this Agreement, unless the context otherwise requires:

(a)          reference to “this Agreement” shall include its Introduction, all of its Exhibits, Appendices and Annexes;

(b)          reference to the term “control”, “controlling” and “controlled” shall be interpreted according to article 2359 of the Italian Civil Code;

2

(c)          the term “person” includes individuals, firms, companies, corporations, unincorporated associations, governments, public agencies as well as any association or partnership or joint venture (whether or not having a separate full legal capacity).

1.03 Certain definitions

In addition to terms elsewhere defined in this Agreement and unless otherwise provided herein, the terms and expressions listed in Exhibit 1.03 shall have the meanings indicated therein and grammatical variations of such terms shall have corresponding meanings.

SECTION 2

The Transaction

(a)          The Buyer acknowledges that, for the purposes of the transaction contemplated in this Agreement (“Transaction”), the Sellers will cause Coord3 to:

(i)          establish a new, wholly owned limited liability subsidiary company, under the laws of Italy, on the terms set forth in Section 3 (“NewCo”);

(ii)         contribute the Target Business to NewCo in exchange for shares, on the terms set forth in Section 4 (“Contribution in Kind”).

(b)          In light of paragraph (a) above, the Parties agree that the Transaction shall entail the acquisition by the Buyer of 100% of the share capital of NewCo (“Shares”), following the Contribution in Kind by Coord3 to NewCo, so that, upon Completion, the Buyer will be the sole legal and beneficial owner of and will have full title to the Shares, free and clear of any Encumbrances, and NewCo will be the legal and beneficial owner of and will have full title to the Target Business, free and clear of any Encumbrance.

(c)          The Parties acknowledge that, in the interest of the Buyer:

(i)          the Target Business after Completion would benefit if it could receive – whether directly or indirectly - Muscarella’s continuous support and dedication to the Target Business so as to secure an orderly and smooth hand over of the same business to the Buyer;

(ii)         36 months from the Completion Date is a sufficient time to guarantee an orderly and smooth hand over of the Target Business;

(iii)        therefore, the Service Agreements are an essential part of the Transaction and the services thereunder shall be provided until the third anniversary of the Completion Date, without prejudice to the Buyer’s right to terminate with notice as indicated in the same Service Agreements.

(d)          The Sellers represent and warrant that no clause or covenant of any of the November 2011 Agreements may prevent the Transaction from being completed or may be an obstacle to Completion. In any case, by signing this Agreement, the Sellers hereby waive any right which arises from any of the November 2011 Agreements and which may prevent the Transaction from being completed or may be an obstacle to Completion and waive the right to activate any clause or covenant thereof which may prevent the Transaction from being completed or may be an obstacle to Completion.

SECTION 3

Establishment of NewCo

With respect to the establishment of NewCo, the Parties agree and the Sellers agree to procure that:

(i)	NewCo shall be established by Coord3 as sole shareholder in the form of an Italian limited liability company (società a responsabilità limitata);

3

(ii)         the notary deed for the establishment of NewCo (“Deed of Establishment”) shall be executed at least 10 (ten) days prior to Completion and before notary Giovanna Ioli, with offices in Torino, Italy, via Alfieri 17 (“Designated Notary”);

(iii)        the contents and all of the terms and conditions of the Deed of Establishment and of NewCo’s by-laws shall be agreed upon with the Buyer prior to the execution of the Deed of Establishment;

(iv)        NewCo’s initial share capital, to be injected and fully paid by Coord3 upon NewCo’s establishment, shall be Eur 10,000 (ten thousand);

(v)         upon the establishment of NewCo, Muscarella shall be appointed as sole director and he shall waive the right to any director’s fees, until the sole director will be replaced by a board of directors upon Completion.

SECTION 4

Contribution in Kind

4.01 General

The Parties acknowledge that, to complete the Contribution in Kind, the following actions are required:

(i)          appointment by Coord3 of an appraiser (“Appraiser”) for the appraisal of the Target Business for the purposes of and pursuant to article 2465 of the Italian civil code (“Appraisal”);

(ii)         preparation of an accurate financial situation of the Target Business as at a date which shall not be earlier than 4 (four) months prior to the Completion Date, to be attached to the Appraisal;

(iii)        increase of NewCo’s share capital to be subscribed for by Coord3 through the Contribution in Kind;

(iv)        execution of a notary deed of contribution of the Target Business in exchange for shares (“Deed of Contribution”).

4.02 Appraisal and the financial situation

(a)          The Sellers represent that Coord3 has already appointed Mr. Guido Franco, with offices at Corso Giuseppe Siccardi 11 bis, 10122 Torino, Italy, as the Appraiser and that the Appraiser was entrusted with the following tasks:

(i)          to prepare the Appraisal;

(ii)         to work closely with the Parties and Coord3’s management to prepare a financial situation of the Target Business as at the Reference Date, which, in any case, shall not be earlier than 4 (four) months prior to the Completion Date, a draft of which is attached hereto as Appendix A to Exhibit 1.03 (“Appraisal Financial Situation”);

(iii)        to deliver the Appraisal and the Appraisal Financial Situation to the Parties prior to the Completion Date.

(b)          The costs of the Appraisal shall be borne by NewCo.

4.03 NewCo’s Share Capital Increase

The Parties shall procure that an increase of NewCo’s share capital is approved as follows (“Share Capital Increase”):

(i)          the resolution for the Share Capital Increase shall be approved on a day which is not later than 10 (ten) days prior to the Completion Date;

4

(ii)         the Share Capital Increase shall be subscribed for by Coord3, in its capacity as sole shareholder of NewCo, by way of the Contribution in Kind;

(iii)        the resolution to approve the Share Capital Increase shall allow also for a partial subscription pursuant to article 2481bis 3rd paragraph of the Italian civil code;

(iv)        the final term for the subscription of the Share Capital Increase shall be set on a day which is 10 (ten) days after the Completion Date, though without prejudice to Section 4.04;

(v)         the amount of the Share Capital Increase shall be Eur 990,000 (nine hundred ninety thousand), provided that the value of the Target Business as resulting from the Appraisal in excess of such amount of the Share Capital Increase shall constitute and shall be accounted for as a share premium reserve.

4.04 The Contribution in Kind

(a)          The Sellers shall procure that Coord3 subscribes for the entire Share Capital Increase by effecting the Contribution in Kind and, for these purposes, that the Deed of Contribution is duly executed by Coord3 as contributor and NewCo as recipient of the Contribution in Kind on the Completion Date, before the Designated Notary on the Completion Date. Upon the execution of the Deed of Contribution, NewCo shall acquire full title to and ownership of the Target Business, free and clear of any Encumbrance.

(b)          The contents and all of the terms and conditions of the Deed of Contribution shall be agreed upon with the Buyer prior to the execution of the same deed. In any case, the Deed of Contribution shall provide for representations and warranties given by Coord3 as contributor of the Target Business for the benefit of NewCo as recipient of the Contribution in Kind which are the same as those given by the Sellers to the Buyer under this Agreement, as applicable. It is understood that no duplication for breach of warranties shall be allowed. Therefore, if a claim for an event which constitutes a breach of a representation or warranty is raised under this Agreement, no claim for the same event which constitutes also a breach of a representation or warranty under the Deed of Contribution may be raised pursuant to the latter.

(c)          The costs, duties and notary fees relating to the execution of the Deed of Contribution and the filing of the same with the Company Registry shall be borne by NewCo.

SECTION 5

Sale and purchase of the Shares

(a)          Upon the terms and subject to the conditions set forth in this Agreement, the Sellers agree to procure the sale of the Shares by Coord3 to the Buyer and the Buyer agrees to buy the Shares, on the Completion Date.

(b)          On the Completion Date, Coord3 and the Buyer shall enter into and execute the Notary Deed of Transfer immediately after the execution of the Deed of Contribution. The Sellers shall procure that Coord3 executes the Notary Deed of Transfer. The Parties agree that the Notary Deed of Transfer shall be subject to this Agreement and therefore, they shall ensure that any claim however relating to the sale of the Shares is raised under this Agreement.

(c)          Upon fulfillment of all other formalities as required by Section 7.02 and fulfillment (or waiver) of all the conditions provided for in Section 7.03, the Buyer shall acquire full title to and ownership of the Shares, free and clear of any Encumbrance, together with all rights attached thereto. The Parties agree that the Buyer shall benefit from all the economic effects of the sale of the Shares as contemplated by this Agreement as from the Completion Date.

(d)          The Parties further acknowledge that the Buyer shall be entitled to appoint a third party legal entity directly or indirectly controlled by, controlling or under common control with the Buyer, pursuant to article 1401 Italian civil code, which will acquire the Shares. Should the Buyer wish to appoint such third party legal entity, it may do so up to the Completion Date, by notice in writing to the Sellers. All of the Buyer’s rights and obligations arising from this Agreement shall inure to the benefit of such third party. In any event, the Buyer will remain jointly liable together with such third party for the performance of the obligations arising from this Agreement. The execution by such third party and Coord3 of the Notary Deed of Transfer shall be deemed as notice of the appointment, acceptance by the Sellers and acceptance of the appointment by such third party.

5

SECTION 6

Purchase Price – Purchase Price Adjustment

6.01 Purchase Price

(a)          The Parties agree that the purchase price in consideration of the transfer to the Buyer of full title to and ownership of the Shares, free and clear of any Encumbrances, shall be paid by the Buyer to Coord3 and it shall comprise of:

(i)          a provisional purchase price to be paid upon Completion as follows:

(aa)         Eur 2,000,000 (two million) in cash (“Provisional Purchase Price”);

and it shall be subject to Sections 6.02 (the Provisional Purchase Price, as adjusted pursuant to Section 6.02 “Purchase Price”).

(b)          In addition to the truthfulness of the representations and warranties of the Sellers pursuant to this Agreement, and to the other covenants of the same, the Purchase Price is determined on the basis of the following essential assumptions:

(i)          the Completion Date Net Working Capital is equal to or greater than zero (the “Target Net Working Capital”);

(ii)         upon the Completion Date, NewCo’s Financial Debt is not greater than Eur 2,100,000 (two million one hundred thousand) (“Target Financial Debt”);

(iii)        Muscarella’s full-time services to the Buyer or NewCo pursuant to Section 15 continue at least until the third anniversary of the Completion Date.

6.02 Purchase Price Adjustment and Determination of the Purchase Price

(a)          The Parties agree that the Purchase Price shall be:

(i)          decreased by an amount equal to amount by which the Completion Date Net Working Capital is less than the Target Net Working Capital, if any, (“Notional Net Working Capital Adjustment”), and;

(ii)         further decreased by an amount equal to the amount by which the Completion Date Debt exceeds the Target Financial Debt, if any (“Debt Adjustment”),

(the adjustments pursuant to this paragraph (a) hereinafter collectively “Purchase Price Adjustment”).

(b)          If there is a Purchase Price Adjustment, the Purchase Price shall be determined by decreasing the Provisional Purchase Price pursuant to Section 6.02(a) and shall therefore be the result of the following formula:

Provisional Purchase Price

-	amount of the Notional Net Working Capital Adjustment

-	amount of the Debt Adjustment

=	Purchase Price

6

(c)          The Parties agree that no adjustment shall be made, and no payment shall be made under Section 6.04(c), in the event the Purchase Price Adjustment is less then Eur 25,000 (twenty-five thousand).

6.03 Completion Date Balance-Sheet

(a)          Within 30 (thirty) Business Days following the Completion Date, the Buyer shall prepare and deliver to the Sellers the Completion Date Balance-Sheet and its determination of the Completion Date Net Working Capital and the Completion Date Financial Debt and therefore of the Purchase Price Adjustment.

(b)          The Sellers shall review the Completion Date Balance-Sheet, the Completion Date Net Working Capital, the Completion Date Financial Debt and the determination of the Purchase Price Adjustment, as delivered pursuant to paragraph (a) above. Should the Sellers disagree with the determination of any of the Completion Date Net Working Capital or the Completion Date Financial Debt and therefore on the determination of the Purchase Price Adjustment as delivered pursuant to paragraph (a) above, the Sellers’ Representative shall notify the Buyer within 30 (thirty) Business Days (the “Objection Period”) following the date of delivery pursuant to paragraph (a) above, by way of a written notice whereby the Sellers’ Representative indicates the matters on which they disagree (“Disputed Matters”). If the Sellers’ Representative does not deliver a notice of disagreement within the Objection Period, the Completion Date Balance-Sheet, the Completion Date Net Working Capital, the Completion Date Financial Debt, or the Purchase Price Adjustment, as applicable, shall become final and binding on Buyer, Sellers and the Sellers’ Representative.

(c)          In the event of a Disputed Matter pursuant to paragraph (b), the Buyer and the Sellers’ Representative shall negotiate in good faith in order to reach a mutually acceptable, final and binding agreement on the determination of the Purchase Price Adjustment.

(d)          Should the Buyer and the Sellers’ Representative fail to reach an agreement on the Disputed Matters pursuant to paragraph (c) above within 15 (fifteen) Business Days following the Sellers’ Representative’s notice indicated in paragraph (b) above, the Buyer and the Sellers agree to submit the Disputed Matters to KPMG S.p.A. (provided that, when its services are required, KPMG S.p.A. is independent from the Parties) (“Expert”), and the following shall apply:

(i)          the Expert shall settle the Disputed Matters. In the case of Section 6.03(a), the Expert shall determine the Purchase Price Adjustment and in doing so it shall (aa) take into account and reflect any agreement between the Parties; (bb) be limited to deciding each such Disputed Matter in an amount which shall be equal to or in between the amounts proposed by the Sellers’ Representative and the Buyer, and no more and no less; (cc) use those items or amounts not disputed by the Sellers’ Representatives in the notice of disagreement; (dd) determine the Completion Date Net Working Capital or the Completion Date Financial Debt (depending on the Disputed Matter) by applying the Agreed Accounting Principles; (ee) apply the terms of this Agreement and in particular Section 6.02; (ff) justify in writing its determinations with respect to each of the Disputed Matters;

(ii)         the Parties, each to the extent within their control, shall allow the Expert to have access to Coord3’s and NewCo's books and records;

(iii)        the Expert shall deliver its determinations to the Parties in writing within thirty (30) Business Days from the acceptance of the assignment;

(iv)        the determinations of the Expert prepared and delivered in accordance with this paragraph (d) shall be final and binding upon the Parties. Hence, the Purchase Price Adjustment, calculated on the basis of the Expert’s decision shall be final and binding upon the Parties;

(v)         all fees and disbursements of the Expert shall be equally borne by the Parties, unless the Expert confirms the determinations of one Party, in which case the fees and disbursements shall be entirely borne by the other Party;

7

(vi)        the Expert shall act as an expert (and not as an arbitrator) pursuant to article 1349 1st paragraph of the Italian Civil Code; and

(vii)       should the Expert decline the appointment or not be independent from the Parties when its services are required or fail to deliver its determinations within the term indicated in paragraph (d)(iii) above, each Party shall be entitled to request the Chairman of the Ordine dei Commercialisti of Torino to appoint any other audit firm of international repute, which is not in conflict of interest with any of the Parties. The audit firm appointed pursuant to this sub-paragraph (vii) shall act as the Expert in accordance with this paragraph (d).

(e)          The Parties agree that the Completion Date Balance-Sheet shall be prepared and the Completion Date Net Working Capital and the Completion Date Financial Debt shall be determined by applying the Agreed Accounting Principles.

6.04 Payment of the Purchase Price

(a)          The payments of all portions of the Purchase Price to be paid in cash shall be made by the Buyer to Coord3 by bank wire transfers to Coord3’s bank account the details of which shall be indicated by the Sellers in writing at least 7 (seven) Business Days prior to each date on which payments fall due, as indicated in the following clauses of this Section 6.04.

(b)          The Provisional Purchase Price shall be paid to Coord3 upon the execution of the Notary Deed of Transfer as follows:

(i)          as to Eur 1,700,000 (one million seven hundred thousand), to Coord3’s bank account as indicated in paragraph (a) above.

(ii)         as to Eur 300,000 (three hundred thousand), to be credited in the Buyer’s financial records as an Indemnity Holdback Account and paid to Coord3 as set forth in Section 14.

(c)          The amount of the Purchase Price Adjustment shall be paid by the Sellers to the Buyer if a decrease in the Purchase Price within 10 (ten) Business Days from the date on which the Purchase Price Adjustment has been finally determined, pursuant to Sections 6.02 and 6.03.

(d)          No interest shall accrue on any of the amounts to be paid by either Party pursuant to paragraphs (b) and (c) above, if timely paid.

SECTION 7

Completion – Conditions to Completion

7.01 Completion Date

(a)          Completion shall occur on February 27, 2015 or any other date as agreed between the Parties, subject to the conditions to Completion indicated in Section 7.03 being satisfied or waived by the interested Parties in writing on or before the Completion Date.

(b)          The Completion session and the execution of the Notary Deed of Transfer shall take place at the office of notary Giovanna Ioli in Torino, Italy, via Alfieri 17 or any other place as agreed between the Parties.

7.02 Completion

(a)          The Parties, each to the extent within its control, shall consummate or procure the consummation of all of the following actions and transactions, on or before the Completion Date, as follows:

(i)          the Sellers shall cause the following to occur or have occurred:

8

(aa)         subscription of the Share Capital Increase and execution of the Deed of Contribution, to be effective on the Completion Date;

(bb)         delivery to the Buyer of a notary certificate which confirms the execution of the Deed of Contribution and that the same is effective on the Completion Date;

(cc)         Muscarella’s resignation from the office of sole director of NewCo with effect as from the Completion Date together with a statement (in the agreed form attached hereto as Exhibit 7.02(a)(i)(cc)) whereby he declares to have no and waives any and all rights or claims vis-à-vis NewCo in relation to his role and duties as director;

(dd)         delivery to the Buyer of a copy of the resignation letter and statement indicated in sub-paragraph (cc) above;

(ee)         approval of a shareholders’ resolution of NewCo (on the Completion Date prior to the execution of the Notary Deed of Transfer) for the purpose of:

(aaa)        appointing the new directors of NewCo as designated by the Buyer to replace the sole director who will have resigned pursuant to paragraph (aa);

(bbb)        determining the new directors’ remuneration as agreed with the Buyer;

(ff)         delivery to the Buyer of a written statement whereby the Sellers warrant to the Buyer that, as from the date hereof:

(aaa)        the Target Business has been conducted in accordance with the provisions of Section 8.01;

(bbb)        NewCo has not traded nor transacted any business or assumed any liability or undertaken any obligation;

(gg)         delivery to the Buyer of a written statement whereby the Sellers warrant that the representations and warranties given by the Sellers and referred to in Section 10.02, Section 2(d), and Section 9(b) are accurate, true and correct as at the Completion Date and as if given at the Completion Date, and also with respect to NewCo;

(hh)         delivery to the Buyer of a copy of an agreement signed by Riccardo Muscarella and AFS which contemplates the terms and conditions indicated in Section 13(c);

(ii)         delivery to the Buyer of a written statement with the release of all claims from Sellers in the form attached as Exhibit 7.02(a)(i)(ii);

(jj)         delivery to the Buyer of a written statement whereby all Sellers agree to and confirm the restrictive covenants provided for in Section 13;

(kk)         delivery to the Buyer of a statement whereby Coord3 acknowledges receipt of the Provisional Purchase Price;

(ll)         delivery to the Buyer of the Fire Department Clearance (Certificato Prevenzione Incendi) concerning the Property;

(mm)         delivery to the Buyer of a certified copy of Coord3’s shareholders’ resolution which approved Coord3’s financial statements as at December 31, 2013.

(nn)         Coord3’s Subsidiaries and Coord3 China Ltd shall sell all of their assets to Buyer or its Affiliates for nominal consideration.

(oo)         delivery of the waiver from Mills of any right which arises from any of the November 2011 Agreements, assignment to Coord3 of all domain names used by Coord3 in Mills name and a release signed by Mills in a form similar to Exhibit 7.02(a)(i)(ii).

(ii)         the Buyer shall:

9

(aa)         deliver to the Sellers evidence of the payment, by bank wire transfer, of the Provisional Purchase Price to be paid at the Completion Date.

(iii)        the Sellers and the Buyer shall, each to the extent within their control:

(aa)         cause a resolution of the board of directors of NewCo to be validly approved on the Completion Date with the newly appointed directors, for the purpose of appointing NewCo’s chairman and managing director and of vesting them with the necessary powers to run and manage NewCo’s business;

(bb)         cause the execution by the Buyer and Coord3 of the Notary Deed of Transfer;

(cc)         cause the Service Agreements to be entered into and duly executed by the relevant parties;

(b)          Completion shall be deemed to have occurred when all of the actions and transactions indicated in Section 7.02(a) above shall have been duly consummated or waived by the interested Party.

7.03 Conditions to Completion

(a)          Completion is subject to the following conditions to Completion which shall have occurred or shall have been satisfied or waived by the interested Party by the Completion Date:

(a1)	conditions in favor of each of the Buyer and the Sellers: all actions and transactions provided for in Section 7.02 shall have been consummated or waived by the interested Party in writing;

(a2)	conditions in favor of the Buyer:

(i)          the Target Business, all of its assets and the Shares are free and clear of any Encumbrances;

(ii)         no Material Adverse Change in Coord3, NewCo or the Target Business since the Reference Date;

(iii)        the Buyer (or one of its affiliated companies) has acquired full title to and ownership of the Czech Shares, free and clear of any Encumbrances;

(iv)        Receipt of Required Consents and the lease agreement between AGO and BNP Paribas Lease Group relating to the Property;

(v)         Zeiss has not withdrawn its waiver of its right of pre-emption nor asserted a right to manufacture under the Cooperation Agreement between Coord3 and Zeiss;

(vi)        no legal proceedings are pending which are aimed at preventing the Transaction (or any portion thereof) from completing.

(b)          Should any of the conditions indicated in paragraph (a) above not be satisfied or waived by the interested Party by the Completion Date, the Parties shall be released from the obligation to complete the acquisition of the Shares contemplated by this Agreement, which shall be deemed terminated.

(c)          Should any of the conditions to Completion provided for in this Section 7.03 not be met or satisfied by the Completion Date due to one of the Parties’ failure to provide its utmost co-operation for the purpose of the satisfaction of such conditions or to fulfil the obligations provided for in Section 7.02, termination of this Agreement pursuant to Section 7.03(b) shall be without prejudice to any remedy the other Party may have under the law or pursuant to this Agreement.

SECTION 8

Pre-Completion Date Covenants

8.01 Management and conduct of NewCo and of the Target Business

(a)          From the date hereof and until the Completion Date, unless otherwise contemplated by this Agreement or approved by the Buyer in writing, the Sellers shall cause Coord3 to:

10

(i)          conduct the Target Business (including managing the working capital, the collection of accounts receivable, the payment of accounts payable) with due care and diligence in the ordinary and usual course, consistent with past practice as disclosed to the Buyer;

(ii)         continue to insure all insured assets which are part of the Target Business, whether owned or leased, and use, operate, maintain and repair all such assets in accordance with past practice;

(iii)        preserve its relationships with the employees, self-employed persons, distributors, agents, representatives, suppliers and customers;

(iv)        refrain from acting or omit to act in such way as to cause a material breach of any material agreement, contract, commitment or obligation of Coord3 which is part of the Target Business;

(v)         keep the facilities, machinery and equipment which are part of the Target Business in normal operating conditions and repair, except for ordinary wear and tear;

(vi)        duly and timely comply in all material respects with all of its obligations, including the obligations arising from any loan or other financial commitment;

(vii)       give the Buyer reasonable direct access to management, legal and financial advisors, auditors and documents of the Target Business.

(viii)      continue to maintain its books and records in accordance with all applicable laws and the Italian Accounting Principles.

(ix)         provide to Buyer financial statements for each month prepared by Coord3 for its internal use or for delivery to third parties, if any, promptly following their preparation, but in no event later than the 20th day following the end of the month.

(b)          The Parties agree (and the Sellers agree to procure) that, from the date hereof and until the Completion Date, decisions by Coord3 concerning the matters listed below shall not be made and shall not be implemented without the Buyer’s prior written consent (such consent not to be unreasonably denied or delayed):

(i)          sale or disposal of any assets;

(ii)         granting of any rights (including in rem securities) in respect of any of Coord3’s assets or the charging of any of said assets with any Encumbrances;

(iii)        decisions to incur any indebtedness or to borrow any money (except within the limits of the facilities currently available to Coord3 as disclosed to the Buyer), or to enter into any factoring or invoice discount agreement;

(iv)        extension of the terms of payment of any payables or other liabilities or of any receivables or discount any receivables;

(v)         transactions (including share capital increase or decrease) which affect the share capital of Coord3;

(vi)        the granting of any rights (including in rem security rights) on any of the shares of NewCo or any further share to be issued by NewCo and issuance of any bond or other securities;

(vii)       decisions to undertake any capital commitment (purchase or financial / capital lease of fixed or other assets);

(viii)      decisions to enter into any partnership, consortium, association, joint venture agreements;

(ix)         change of the remuneration of or benefits provided to any of the employees or managing director, other than increases required by the law or by the applicable collective bargaining agreements;

(x)          recruitment of any new dirigente or quadro or promotion of any employee to such levels;

11

(xi)         any redundancy plan or the dismissal of any dirigente or quadro;

(xii)        acquisition or disposal of equity interests in other entities or of businesses as going concerns or any branches thereof;

(xiii)       agreements with customers or suppliers (including purchase orders) which are outside of the ordinary course of business or (aa) which have each a value greater than EUR 150,000 as to customers contracts and EUR 150,000 as to suppliers, or (bb) whereby the counterpart may withdraw or terminate without cause, or (cc) whereby the counterpart may withdraw or terminate for change of control, or (dd) which provide for restrictions to Coord3’s or any of Coord3’s present or future affiliates’ freedom to operate in the market, or (ee) whereby Coord3 must give unusual warranties or guarantees, or (ff) which contemplate unusual payment terms if compared with standard market practice;

(xiv)      agreements with related parties (including shareholders, directors or employees of Coord3 or relatives of the shareholders or of the directors or employees);

(xv)       change in accounting methods, policies or procedures or presentations of accounts; declaration and distribution of dividends;

(xvi)      settlements of disputes when the overall value exceeds EUR 150,000;

(xvii)     guarantees to secure the obligations of a third party;

(xviii)    liquidation; dissolution; mergers, de-mergers and restructurings;

(xix)       real estate leases;

(xx)        permitting the lapse or forfeiture of intellectual property rights or other intangible assets;

(xxi)       fail to file any tax returns or any other report to any authority as required under the law or any contract by its applicable due date or fail to pay any taxes that first become due and payable after the date hereof, as and when they first became due and payable;

(xxii)      negotiations for the settlement or compromise, settlements or compromise of any tax liability;

(xxiii)     Enter into or amend any agreement, except for acceptance or placement of purchase orders in the ordinary course of business;

(xxiv)    pay any dividend or distribution;

(xxv)     terminate any material agreement;

(xxvi)    taking any action that would make any of the representations and warranties hereof untrue or failing to take any action that would prevent any of the representations and warranties from becoming untrue.

8.02 NewCo

From the date of its establishment and until the Completion Date, unless otherwise contemplated by this Agreement or approved by the Buyer in writing, the Sellers shall cause NewCo to refrain from trading and transacting any business and they shall ensure that it will not assume any liability or undertake any obligation.

8.03 Site visits

The Sellers, prior to Completion Date, shall ensure that representatives of the Buyer are allowed to visit the Property and the manufacturing facilities of Coord3, upon Buyer’s reasonable request, which shall be made in writing (also via email) at least 2 Business Days before the date of the visit; in any event, the Buyer hereby acknowledges that the visit on site shall be carried on in a manner which will not unreasonably disrupt the normal and ordinary activity of Coord3, its directors, managers and employees.

12

8.04 Tax Certificate

(a)          The Parties acknowledge that, within the context of the Transaction, the Buyer will request the issuance of a Tax Certificate relating to Coord3.

(b)          The Sellers shall ensure that, upon the Buyer’s request and within 2 (two) days from receipt of such request, Coord3:

(i)          grants its consent – if necessary – for the Buyer to file a request with the competent authorities to obtain the Tax Certificate relating to Coord3;

(ii)         signs and delivers to the Buyer whatever document or form is necessary for the purposes of paragraph (i).

8.05 Consultation process pursuant to art. 47 law 29.12.1990 no. 428

(a)          The Parties acknowledge that the transfer of title to and ownership of the Target Business upon the Contribution in Kind as contemplated by this Agreement requires that a consultation process with the trade unions and the work councils of Coord3 is conducted pursuant to art. 47 law 29.12.1990 no. 428 (and subsequent amendments).

(b)          The Parties agree:

(i)          to provide their utmost mutual cooperation so that the consultation process is fulfilled in accordance with all statutory provisions of law:

(ii)         that all phases and steps of this process shall be carried out by mutual consent before the Completion Date. In particular, the contents of the notice to be given to the trade unions and work councils to open the consultation process as well as the contents of the agreement at the end of the process (if any) shall be agreed upon between the Parties beforehand.

8.06 Other Pre-Completion Date Covenants

(a)          The Sellers shall ensure that, from the date hereof until the Completion Date, the Buyer will have access to Coord3’s and NewCo’s books, records, contracts and personnel, upon its reasonable request which shall be made in writing (also via email) at least 2 Business Days before the date of the relevant access, being agreed and understood that such access shall be carried on in a manner which will not unreasonably disrupt the normal and ordinary activity of Coord3, its directors, managers and employees.

(b)          The Sellers shall take all necessary actions to obtain the Required Consents, so that they are delivered prior to the Completion Date.

(c)          During the term of this Agreement, the Sellers will not, and will cause their respective officers, directors, employees, legal counsel, accountants, advisors or other consultants or agents to not directly or indirectly, solicit or enter into any agreement or negotiations with, or furnish information to, any person with respect to any proposal to acquire any of the share capital or a substantial portion of the assets of Coord3 or to merge or consolidate with Coord3. If the Sellers receive any such proposals, or inquiries regarding the same, the Sellers shall promptly notify the Buyer of the terms of such proposals or inquiries and the identity of the parties making the same.

8.07 Next Metrology

Coord3 acknowledges and agrees that it does not have a legally binding right to require Next Metrology to permit it to sell, license, or distribute TouchDMIS or other software owned by Next Metrology. This Section 8.07 shall survive the termination of this Agreement.

13

SECTION 9

Due diligence

(a)          Prior to the execution of the Agreement, the Buyer has conducted a full legal, economic, financial, accounting, commercial, tax, employment, social security, corporate and environmental due diligence on the Target Business (“Due Diligence”). Without prejudice to any other term and condition contemplated by this Agreement, on the basis of the outcome of the Due Diligence, the Buyer has agreed to enter into this Agreement.

(b)          The Sellers warrant and represent that all information and data which the Sellers, the directors, employees or advisors of Coord3 provided to the Buyer during the Due Diligence process and the negotiations prior to the execution of the Agreement are complete, accurate, truthful and fairly reflect the financial, economic and business situation of the Target Business and no relevant document and information has been withheld.

SECTION 10

Representations and warranties

10.01 Buyer’s representations and warranties.

The Buyer gives the Sellers the representations and warranties indicated in Exhibit 10.01 and hereby acknowledges that each of such representations and warranties is material and essential to the Sellers, who are relying on such representations and warranties in entering into this Agreement. For the avoidance of any doubt, it is agreed that the Buyer’s representations and warranties shall not be affected, limited or diminished by any knowledge by the Sellers of the matters covered by the representations and warranties.

10.02 Sellers’ representations and warranties.

The Sellers give the Buyer the representations and warranties indicated in Exhibit 10.02, and hereby acknowledge that each of such representations and warranties is material and essential to the Buyer, who is relying on such representations and warranties in entering into this Agreement. For the avoidance of any doubt, it is agreed that the Sellers’ representations and warranties shall not be affected, limited or diminished by any investigation (including the Due Diligence) up to this date or hereafter made by the Buyer (directly and through its advisors) with respect to NewCo, the Shares, the Target Business, its assets, liabilities and properties or by any knowledge by the Buyer of the matters covered by the representations and warranties. As of the date of this Agreement, the Buyer’s representatives, Jeffrey Armstrong or Keith Marchiando, do not have actual conscious awareness of any mistake, inaccuracy or breach of the representations and warranties of Sellers in this Agreement.

SECTION 11

Indemnification

11.01 Sellers’ indemnification obligation

(a)          General

(i)          The Sellers shall indemnify the Buyer from and against any and all liabilities, reduced value of the assets, losses, damages, costs, penalties, deficiencies, of the Target Business or incurred in or suffered by NewCo resulting or deriving from any mistake, inaccuracy or breach of any of the representations and warranties made or given by the Sellers in Section 10, Section 2(d) and Section 9(b) or confirmed by the Sellers at the Completion Date pursuant to Section 7.02(a)(i)(gg) (“Losses” and each a “Loss”).

14

(ii)         The indemnification obligation provided for in this Section 11.01 shall extend to all costs, expenses (including reasonable attorney’s fees and experts’ costs) and disbursements incurred by the Buyer in enforcing its rights in respect of a claim under this Agreement and/or by NewCo in enforcing its rights and in resisting any Third Party Claim.

(iii)        The amount of a Loss shall be reduced by the amount of any specific provision made in the Completion Date Net Working Capital against the risk which resulted in the relevant Loss.

(iv)        The Parties agree that any payments due by the Sellers as indemnification shall be made by the Sellers directly to the Buyer, unless the Buyer gives instructions to the Sellers to make such payments directly to NewCo.

(v)         The Sellers shall be under no obligation to indemnify the Buyer under this Section 11.01 for any Loss in relation to which, by the time the payment by the Sellers is due, either the Buyer or NewCo receives compensation, indemnification or reimbursement by third parties (including insurance companies), without recourse, to the extent of such compensation, indemnification or reimbursement.

(vi)        The Sellers and the Buyer expressly agree (aa) that the direct and strict object of the sale contemplated by this Agreement is the Shares themselves rather than the underlying net assets of NewCo; (bb) hence, the provisions of Section 10 (Representations and Warranties), Section 2(d), Section 9(b) and Section 11 (Indemnification) are autonomous representations, warranties and indemnities.

(b)          Limitations to the Sellers’ liability

(i)          The Sellers shall only be liable to the Buyer under this Section 11.01 for any Losses if the aggregate amount of the Losses exceeds Eur 50,000 (fifty thousand), in which case the Sellers shall be liable only for the excess amount.

(ii)         The Sellers shall be liable to the Buyer under this Section 11.01 for Losses up to a maximum aggregate amount equal to Eur 600,000 (six hundred thousand) (the “Indemnity Cap”).

(iii)        The limitation to the Sellers’ liability provided for in paragraphs (b)(i) and (b)(ii) above shall not apply to Losses resulting or deriving from any mistake, inaccuracy or breach of any of the representations and warranties relating to authority, good standing, title to the shares and the Target Business, regulatory compliance, damages to public authorities/entities (danno erariale), Encumbrances or Coord3 Income Taxes.

(iv)        The Parties agree that any event or circumstance disclosed by the Sellers in Exhibit 10.02 will exclude the Sellers’ liability under this Section 11.01 as to the Losses which specifically relate to the disclosure.

(c)          Time limits to Sellers’ liability

The Sellers shall not be liable to the Buyer under this Section 11.01 in respect of any Loss if the relevant Indemnification Claim is notified to the Sellers after:

(aa)         the 20th (twentieth) Business Day after the date of expiration of the relevant statute of limitation (termine di prescrizione), as to Losses referred to in paragraph (b)(iii) above;

(bb)         the 20th (twentieth) Business Day after the 3rd (third) anniversary of the Completion Date, for Losses relating to any employment matters;

(cc)         the 20th (twentieth) Business Day after 18 months from the Completion Date, for Losses relating to any matters other than those indicated in sub-paragraphs (aa) and (bb).

11.02 Buyer’s indemnification obligation

(a)           The Buyer shall indemnify the Sellers from and against all losses, damages, costs and penalties incurred in, or suffered by the Sellers, resulting or deriving from any mistake, inaccuracy or breach of any of the representations and warranties made or given by the Buyer in or pursuant to Section 10.

15

(b)          The provisions of Section 11.01 (including those concerning liability limitations) shall apply to the indemnification obligations of the Buyer herein, as applicable.

11.03 Indemnification procedure

(a)          Whenever an event or circumstance which could give rise to an Indemnification Claim (including a Third Party Claim) (“Indemnity Event”) occurs for which a Party may seek indemnification under this Section 11, the Party seeking indemnification (“Indemnified Party”) shall notify in writing the Party from which indemnification is sought (“Indemnifying Party”) (and, for a Third Party Claim, within 120 (one hundred twenty) days after the Indemnified Party has actual knowledge of the Indemnity Event) (“Notice of Claim”). The Notice of Claim shall specify relevant facts known to the Indemnified Party giving rise to the Indemnification Claim, the amount of the Loss and the request for indemnification. The Parties agree that in case an indemnification is requested by the Buyer to the Sellers, Notice of Claim may also be validly served by NewCo.

(b)          Notwithstanding the above, no claim shall be made by the Indemnified Party against the Indemnifying Party under this Agreement in respect of any matter or liability to the extent that:

(i)          it has been paid or satisfied on or before the Completion Date where that payment or satisfaction is reflected in the Completion Date Net Working Capital;

(ii)         to the extent that provision or reserve was made for it in the Completion Date Balance-Sheet;

(iii)        it would not have arisen or occurred but solely by reason of an action or omission of the Indemnifying Party specifically required to be taken by them under this Agreement;

(iv)        it would not have arisen or occurred but solely for an act, omission or transaction of the Indemnified Party or any of its respective directors, employees or agents;

(v)         it would not have arisen or would have been reduced (to the extent of the relevant reduction) or eliminated but solely for the failure or omission on the part of the Indemnified Party to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing under the provisions of any relevant legislation.

(c)          If the Indemnity Event is a Third Party Claim against NewCo, the following shall apply:

(i)          the Buyer shall cause NewCo to diligently take all reasonable defensive steps;

(ii)         in the defense against the Third Party Claim, the Buyer shall cause NewCo to consult with the Sellers’ Representative;

(iii)        NewCo’s management and/or the Buyer shall inform the Sellers about the status of the relevant matter and about any developments in connection with the Third Party Claim;

(iv)        in any event, the Buyer shall not agree to any settlement of the Third Party Claim or to any waiver related thereto, without the prior written consent of the Sellers, not to be unreasonably withheld or delayed and which shall be considered as granted absent response within 30 (thirty) Business Days (or such shorter term required by the circumstances) following written request from the Buyer to the Sellers. Should the Sellers deny their approval, as a condition to the effectiveness of such denial, (aa) they shall specify the reasons for the denial in writing, and (bb) they shall be liable for the relevant Loss, including the immediate payment of all costs incurred to defend such Third Party Claim as they are incurred by Indemnified Party.

(v)         the relevant indemnification obligations shall survive until the Third Party Claim has been finally resolved.

16

(d)          Payments of all amounts due by the Indemnifying Party pursuant to this Section 11 shall be made as follows:

(i)          if the Indemnity Event is a Third Party Claim against NewCo, payments shall be made within 15 (fifteen) Business Days from receipt of the Buyer’s written request, which shall bear a copy:

(aa)         of the enforceable decision, award or order, whether final or provisional, served upon NewCo and which ascertains or determines the Loss; or

(bb)         of the settlement agreement entered into by NewCo which determines a Loss.

In any event, if either the Buyer or NewCo elect to settle the matter related to a Third Party Claim notwithstanding the timely denial in writing of the Sellers of the approval of such settlement as provided above, no obligation of payment shall arise for the Sellers;

(ii)         in case of an Indemnity Event other than a Third Party Claim against NewCo, within 10 (ten) Business Days from receipt of the Notice of Claim; provided that Sellers have not objected in writing to such Notice of Claim within such 10 (ten) Business Day period (“Notice of Objection). Any such Notice of Objection shall state the nature and basis of any such objection and the monetary amount of the claim in dispute. Payment of such claim shall be made by Sellers, together with interest thereon from the date of the original Notice of Claim until the date paid, at the interest rate set forth in Section 17.12, within 15 (fifteen) business days from receipt of the Buyer’s written request, which shall bear:

(aa)         a certified copy of an award (whether final or provisions) by the arbitral tribunal referred to in Section 18.02 which ascertains or determines that the Sellers are liable for the claim; or

(bb)         a copy of the settlement agreement entered into between Buyer and Sellers which determines the amount that Sellers must pay relating to the claim.

SECTION 12

Further covenants and specific indemnities of the Sellers

12.01 General

The Parties agree that:

(i)          for the avoidance of any doubt, the Sellers’ indemnification obligations provided for in this Section 12 shall not be subject to Section 11 nor to the same restrictions, limitations and procedure therein, except as otherwise specifically provided herein;

(ii)         any payments due by the Sellers pursuant to this Section 12 shall be made by the Sellers directly to the Buyer, unless the Buyer gives instructions to the Sellers to make such payments directly to NewCo.

12.02 Sole Director’s Claims

The Sellers shall indemnify and hold the Buyer and NewCo harmless from and against any claim (and any consequence thereof) by the sole director of NewCo who was in office at any time up to Completion, in relation to matters relating to the period up to Completion.

12.03 Subsidiaries – China

(a)       The Sellers shall indemnify and hold the Buyer and NewCo harmless from and against any liabilities, reduced assets, losses, damages, costs, penalties, deficiencies, incurred in or suffered by NewCo or any claim (and any consequence thereof) deriving from or however connected to the interests and shares held by Coord3 in any of the Subsidiaries (including as a consequence of any claim raised by any third party or any of their employees against any such Subsidiary) or to Coord3’s being a party to any agreement with the other shareholders of the Subsidiaries, if any.

17

(b)       The Sellers shall indemnify and hold the Buyer and NewCo harmless from and against any liabilities, reduced assets, losses, damages, costs, penalties, deficiencies, incurred in or suffered by NewCo or any claim (and any consequence thereof) deriving from or however connected to Coord3’s operations in the People’s Republic of China (including those however connected to Coord3’s Chinese representative office or prior joint venture with Purein Ltd).

12.04 Coord3

(a)       If, after Completion, any third party (including public authorities or government agencies) raises any claim, demand any payment or asserts any right against Coord3, whether prior to or during a liquidation process should Coord3 undergo such a process, the Sellers shall:

(i)        immediately and, in any case, within 5 (five) Business Days from receipt of the claim, inform the Buyer in writing and they shall provide the Buyer with all relevant information regarding the nature of the claim, the amount, the third party’s asserted grounds for the claim and any possible counterargument or counterclaim;

(ii)       at their own costs and expenses, ensure that Coord3 resists against the claim as necessary;

(iii)      fund Coord3 so that it can timely and duly fulfil any obligations arising from such claims;

(iv)      cause Coord3 to timely and duly fulfil any obligations arising from such claims.

(b)       Should Coord3 lack the financial resources to fulfil any obligations arising from any of the claims referred to in paragraph (a) above, the Buyer may elect, at its own discretion, to assume the liability and pay the relevant third party or cause NewCo or any other of its affiliated companies to do so.

(c)       The Sellers shall indemnify the Buyer (or NewCo or any other of its affiliated companies as the case may be and as directed by the Buyer) of any amount paid by the Buyer (or NewCo or any other of its affiliated companies as the case may be) pursuant to paragraph (b) above and against any losses, damages, costs suffered or incurred as a consequence thereof. For the avoidance of any doubt, the Sellers’ indemnification obligations provided for in this Section 12.04 shall not be subject to Section 11 nor to the same restrictions, limitations and procedure therein.

(d)       The Sellers shall indemnify Buyer (or NewCo or any other of its affiliated companies, as the case may be, and as directed by the Buyer) for any liability incurred by it for Coord3’s Taxes, including, but not limited to, Coord3 Income Taxes, other than the Government Debt or Taxes included in Completion Date Net Working Capital.

12.05 Trade-names, trademarks and other intellectual or industrial property

(a)       The Sellers shall cause Coord3 to change its name as soon as practically possible after the Completion Date and, in any case, within 15 (fifteen) days thereafter, so as to remove any reference to “Coord3”; and, at the written request of Buyer, to cause its Subsidiaries to remove reference to “Coord3” in their names; provided that Buyer shall permit Coord3 to continue to use its name and the names of its Subsidiaries to the extent reasonably required by Coord3 and its Subsidiaries to collect any accounts receivable they retain and to wind up their business activities.

(b)       The Sellers shall not use or attempt to use, in the course of any business on their own account or in conjunction with or on behalf of any person or in any other manner whatsoever, directly or indirectly, the trade-names, trademarks, service marks, brand names, designs or logos, domain names and any other similar intellectual property, whether registered or not, or any other trade-name, trademark, service mark, brand name, design or logo similar to such trade-names, trademarks service marks, brand names, designs, logos, domain names or other similar intellectual property of NewCo (including the name Coord3 whether used as a standalone name or in association with other names).

18

12.06 Apportionments

(a)       All rents, rent charges, leasing expenses, rates, insurance premiums, gas, water, electricity and telephone charges, royalties and any other costs and expenses of any nature whatsoever relating to or payable or accruing in respect of the Target Business shall be borne by Coord3 through to the date of contribution and shall be borne by NewCo as from the date of contribution. All the above items shall, as appropriate, be apportioned accordingly between Coord3 and NewCo.

(b)       All salaries, wages and other emoluments and all contributions in respect of the Target Business for which Coord3 is liable as an employer in respect of any employee, agent or consultant under any contractual or statutory obligation shall be borne by Coord3 through to the date of contribution and shall be borne by NewCo as from the date of contribution.

(c)       The Parties agree that any payment made by third parties to a Coord3 bank account relating to the Target Business after the date of contribution shall be forwarded to NewCo within 15 (fifteen) Business Days after the actual cash is received by Coord3. Similarly, any payment made by third parties to a NewCo bank account relating to Coord3’s activities after the date of contribution shall be forwarded to Coord3 within 5 Business Days after the actual cash is received by NewCo.

12.07 Further indemnities

(a)       The Sellers shall indemnify and hold the Buyer harmless against any liabilities, losses, damages, costs which are the consequence of any claim indicated on Appendix B to Exhibit 1.03.

(b)       Payments of the Sellers’ indemnification obligations provided for in this Section 12.07 shall be subject to the restrictions, limitations and procedures set forth in Section 11, including being included in the calculation of the Indemnity Cap, to the extent provided for therein.

SECTION 13

Restrictive Covenants

(a)       The Sellers agree that, as from the Completion Date and for a period of 3 (three) years thereafter (or in the case of Muscarella, for the period of time until the expiration date of any restrictive covenants provided for in their relevant Service Agreements, if shorter), in their capacity as sellers of the Shares and irrespective and without prejudice to any other restrictive covenant they have agreed or will agree to, they shall not:

(i)          either on their own account or in conjunction with or on behalf of any person, carry on, engage, be concerned or interested (directly or indirectly and whether as principals, shareholders, directors, employees, agents, distributors, consultants, partners or otherwise) in the business of designing, engineering, manufacturing, marketing, selling, installing, servicing and maintaining CMMs and laser-based and other technology, software and applications used in connection with CMMs;

(ii)         either on their own account or in conjunction with or on behalf of any person, solicit or endeavour to entice away from the Target Business or the Company any person who, at the Completion Date, is an officer, manager, employee, self-employed person, consultant of Coord3 and who is in any manner whatsoever associated to the Target Business, whether or not such person would commit a breach of contract by reason of leaving service or office;

(iii)        either on their own account or in conjunction with or on behalf of any person, endeavour to entice away from the Target Business or the Company any person who, at the Completion Date of this Agreement, is a customer of Coord3, whether or not such customer would be in breach of its contract with Coord3 or – after Completion – with the Company as a result thereof; and

19

(iv)        either on their own account or in conjunction with or on behalf of any person, endeavour to entice away from the Target Business or the Company any person who, at the Completion Date, is a supplier of Coord3, whether or not such supplier would be in breach of its contract with Coord3 or – after Completion – with the Company as a result hereof;

(v)         either on their own account or in conjunction with or on behalf of any person, carry on, engage, be concerned or interested (directly or indirectly and whether as principals, shareholders, directors, employees, agents, distributors, consultants, partners or otherwise) in any business conducted by the Company at the Completion Date, or in any business involving the design, development, manufacture, sale or servicing of CMMs.

(b)          The Sellers and the Buyer represent to each other and acknowledge that the provisions contained in Section 13(a) are necessary for the protection of the Buyer’s and the Target Business’ interests and goodwill. Should any such restriction or undertaking be void or voidable but would be valid and enforceable if some part or parts of the restriction or undertaking were deleted or modified, such restriction or undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable. The consideration for the Sellers’ fulfilment of the obligations contained in this Section 13 has been included in the Purchase Price.

(c)          The foregoing restrictive covenants shall not prohibit Riccardo Muscarella from owning and operating AFS srl (“AFS”); provided that (i) Riccardo Muscarella and AFS agree, in writing, that during the term of the restrictive covenants set forth above, they shall (A) comply with the restrictive covenants set forth in Section 13(a) as though they were Sellers, and (B) they shall limit their business activities to activities which are not in competition with the activities currently conducted by the Buyer and its Affiliates and, particularly, may engage in business activities relating to servicing, retrofitting, refurbishing and commercialising used CMMs and related equipment and to calibrating CMMs and (ii) Muscarella is not interested in AFS, directly or indirectly and whether as a principal, shareholder, director, employee, agent, distributor, consultant, partner or otherwise.

SECTION 14

Indemnity Holdback Account

(a)          The Buyer shall credit, by book entry only, to an escrow ledger account (“Indemnity Holdback Account”) maintained by Buyer a portion of the Provisional Purchase Prices equal, in the aggregate, to Eur 300,000 (three hundred thousand) (“Indemnity Holdback Amount”). The Indemnity Holdback Amount shall serve the purpose to secure the Sellers’ timely fulfillment of all of their obligations as arising from this Agreement (including the indemnification obligations provided for in Sections 11 and 12, the indemnification obligations deriving from any breach of the obligations arising from Section 13 (as confirmed pursuant to Section 7.02(a)(i)(jj)) and the obligation to refund the amount paid by the Buyer in excess, pursuant to Section 6.04(c)).

(b)          Any remaining balance in the Indemnity Holdback Account shall be paid by Buyer to Coord3 (or pro-rata to its shareholders in the event that the liquidation process of Coord3 is already completed at the date on which the payment of the Indemnity Holdback Account falls due) upon expiration of the Indemnity Holdback Account, provided that, if claims which may trigger Seller’s obligations to indemnify are pending upon the expiration date:

(aa)         the term will be extended until these claims are resolved;

(bb)         an amount equal to the lower of the balance of the Indemnity Holdback Account and the aggregate amount of the outstanding claims upon the expiration of the Indemnity Holdback Account will be frozen in the Indemnity Holdback Account until these claims are resolved.

20

(c)          Except as otherwise provided in Section 14(b), the Indemnity Holdback Account shall expire on the 20th Business Day after the eighteen month anniversary of the Completion Date.

(d)          The following amounts shall be credited against and so reduce the Indemnity Holdback Account:

(i)          amounts mutually agreed upon by the Buyer and Coord3;

(ii)         amounts set forth in a certified copy of any award (whether final or provisional) by the arbitral tribunal referred to in Section 18.02 which orders the Sellers to indemnify the Buyer (or NewCo), but only to the extent of the amount to be paid by the Sellers as indicated in the relevant award;

(iii)        at the written request of the Buyer, within 10 (ten) days following the final determination of the Purchase Price Adjustment, an amount equal to any Purchase Price Adjustment payable by the Sellers.

SECTION 15

The Service Agreements

(a)          For the purposes indicated in Section 2(c), Muscarella agrees to provide his full-time services to the Company (as agreed between the Parties) until at least the third anniversary of the Completion Date upon the terms and conditions of the agreement attached herewith in agreed form as Exhibit 15(a) (“Muscarella Service Agreement”).

(b)          The Parties, each to the extent within their control, shall cause the Service Agreements to be entered into and duly executed by the relevant parties on the Completion Date.

SECTION 16

Termination

(a)          The Parties acknowledge that any material breach by the Sellers of any of the obligations provided for in Section 8.01 or any breach of Sections 8.02, 8.03, 8.04, 8.05, or 8.06, which shall be deemed material, shall entitle the Buyer to terminate this Agreement with immediate effect by way of written notice.

(b)          The Buyer shall further be entitled to terminate this Agreement with immediate effect by way of written notice:

(i)          in case any material breach of any of the representations and warranties given by the Sellers pursuant to this Agreement occurs prior to or on the Completion Date;

(ii)         in case either Party receives an order or other enforceable instrument issued by any Governmental Authority which enjoins that Party to refrain from executing any document or taking any action required for Completion pursuant to this Agreement or the law.

(iii)        if the amount of the Government Debt exceeds Eur 7,100,000.

21

SECTION 17

Miscellaneous

17.01 Compliance

(a)          The Parties acknowledge that, as from the Completion Date, NewCo shall adopt and implement organisational and internal audit and control models and procedures in compliance with those applied by the group to which the Buyer belongs, including its ethical rules, compliance, anti-bribery, anti-corruption and anti-money laundering regulations. The Sellers shall provide their utmost assistance and support in the process which will be required to implement such models and procedures so as to guarantee as swift an integration of the Target Business into the Buyer’s group as possible after Completion.

(b)          Furthermore, the Parties acknowledge that in due course after the Completion Date, NewCo shall adopt and apply an organizational model which shall comply with Italian Legislative Decree 231/2001.

17.02 Confidentiality

(a)          Each of the Sellers and the Buyer shall at all times keep strictly confidential and, as applicable, each of the Sellers and the Buyer shall procure that their respective officers, employees and professional advisers keep strictly confidential any information pertaining to this Agreement (including but not limited to the Purchase Price and terms of sale) and the financials, business operations, marketing practices or policies, litigation, identity of customers as well as any other confidential aspect of the Target Business, except for such information relating to this Agreement which Buyer and its Affiliates may be required to disclose in connection with reporting and disclosures requirements of the Buyer and its Affiliates under applicable law or the rules of The Nasdaq Stock Market and except for any such information which:

(i)          at the time of disclosure is publicly available or becomes publicly available otherwise than, directly or indirectly, through the breach by any of the Sellers or the Buyer of this Section 17.02 or the failure of any officer, employee or professional adviser referred to above to keep the same confidential; or

(ii)         is required to be disclosed by any other applicable law or by any supervisory or regulatory body, in which case the Party shall inform, to the extent reasonably practicable, the other Party that such disclosure is required, and the Parties shall use their reasonable efforts to agree in good faith on the content of such disclosure prior to it being made.

(b)          The Sellers acknowledge that an Affiliate of the Buyer is listed on The Nasdaq Stock Market and its stock is registered with the Securities and Exchange Commission and is therefore subject to strict regulatory obligations in relation to the disclosure of any information and data concerning transactions similar to the Transaction. Therefore, the Sellers agree that any public disclosure of any information or data concerning the Transaction, including any press release, shall be made only at such time and in such form and substance as acceptable to the Buyer.

17.03 Entire agreement and amendments

(a)          This Agreement is the sole and entire agreement between the Parties governing the Transaction as contemplated herein and supersedes all prior verbal and/or written agreements between the Parties concerning its subject matter.

(b)          The amendments to this Agreement shall be valid and effective if agreed upon by the Parties in writing.

17.04 Successors - Assignment

This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective permitted assignees, heirs or successors. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by one Party without the prior written consent of the other, without prejudice to the Buyer’s appointment pursuant to Section 5(d) and the consequences thereof and except for any assignment to any of that Party’s Affiliates or to a party who acquires all or substantially all of the assets of NewCo or Buyer, provided that such assignment shall not relieve Buyer of its obligations under this Agreement without the prior written consent of the Sellers’ Representatives.

22

17.05 The Sellers’ Representative

The Sellers hereby appoint Muscarella as their representative (“Sellers’ Representative”) to act in the name and on behalf of each of them for the purpose of receiving any communication or notification under this Agreement. Any notice to be made to the Sellers and any appointments, approvals, consents to be made by the Buyer under or in relation to this Agreement (including the service of any judicial deed, the Notice of Claim, the notices required to be made for the purposes of Sections 6.03) shall be validly made to all Sellers also if made to the Sellers’ Representative at the address indicated in Section 17.06 or at any other address indicated by the Sellers’ Representative in accordance with Section 17.06. For the purposes herein, all Sellers elect domicile at the Sellers’ Representative’s address as indicated in Section 17.06. It is agreed that “the Sellers” shall be construed as meaning the “Sellers’ Representatives” for any notice to be received under this Agreement.

17.06 Notices

Any communication or notice required or permitted to be given under this Agreement shall be made in writing and in the English language by way of either registered mail or telefax, addressed, in each case, to the addresses indicated below (or to such other address as each Party may hereafter provide to the other by written notice as provided herein) and with a copy by e-mail and it shall be deemed to have been duly and validly given: (i) in case of notice sent by registered mail, upon receipt of the same; and (ii) in case of notice sent by telefax, upon acknowledgement of successful and complete transmission by the fax machine of the sender:

if to Buyer:

c/o Perceptron, Inc.

47827 Halyard Drive

Plymouth, MI 48170

U.S.A.

Fax No. +1-734-414-4800

Attention: Jeffrey M. Armstrong, President

e-mail: armstrong@perceptron.com

with a copy (which shall not constitute notice) to:

Thomas S. Vaughn

Dykema Gossett PLLC

400 Renaissance Center

Detroit, MI 48243

U.S.A.

Fax No.: +1-313-568-6915

e-mail: tvaughn@dykema.com

if to the Sellers:

to the Sellers’ Representative:

Angelo Muscarella

c/o

Avv. Luca Mastromatteo, Esq.

Gianni, Origoni, Grippo, Cappelli & Partners

Corso Vittorio, Emanuele II, 83

10128 Torino, Italy.

23

Fax: +39-011 5185932

lmastromatteo@gop.it

with a copy (which shall not constitute notice) to:

Avv. Luca Mastromatteo, Esq.

Gianni, Origoni, Grippo, Cappelli & Partners

Corso Vittorio, Emanuele II, 83

10128 Torino, Italy.

Fax: +39-011 5185932

lmastromatteo@gop.it

17.07 Language

This Agreement is entered into in the English language. The Parties hereby acknowledge to have fully understood its content and all of its terms and conditions.

Il presente contratto è stipulato in lingua inglese. Le Parti dichiarano di aver pienamente compreso il suo contenuto e tutti i suoi termini e condizioni.

17.08 Severability

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable shall be added automatically, as a part of this Agreement.

17.09 Fees and expenses

(a)          Except as otherwise expressly provided for by this Agreement, all legal and other advisors’ fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such fees, costs or expenses.

(b)          All stamp duties, registration taxes and notary fees relating to the transfer of the Shares pursuant to Section 5(b) shall be borne by the Buyer.

17.10 Obligations of the Sellers: general clause

(a)          All of the obligations and covenants of the Sellers under this Agreement are undertaken and all representations and warranties are given by them both jointly and severally.

(b)          Muscarella hereby agrees to cause Coord3 to duly and timely fulfill all of the obligations arising from this Agreement.

17.11 Set-off

(a)          The Buyer shall be entitled to offset any portion of the Purchase Price which is unpaid at any time and any amount otherwise due to any of the Sellers under this Agreement against any amount due by any of the Sellers to the Buyer (or to NewCo) under this Agreement. The exercise in good faith of such right of setoff by Buyer will not constitute a breach or default under any agreement, including this Agreement, pursuant to which such payment is due. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. As a condition to any assignment by any Seller of its rights under this Agreement, such assignee must agree that Buyer may continue to exercise its right of set off against any portion of the Purchase Price assigned to assignee for claims by Buyer against Sellers arising under this Agreement.

24

(b)          Any amount collected by NewCo after Completion on NewCo trade accounts receivable outstanding on the Completion Date in excess of the amount of such trade account receivable as used in calculating the Completion Date Net Working Capital (net of any specific allowance for uncollectibility of the account included in the calculation of the Completion Date Net Working Capital), up to Eur 300,000 (three hundred thousand), (the “Collected Receivables Amount”) shall be offset by the Buyer against amounts otherwise due by the Sellers to Buyer under Sections 11 or 12 of this Agreement, but in no event shall Buyer be required to pay Sellers any such Collected Receivables Amounts.

17.12 Interest Rate

Should any payment due under this Agreement by either Party not be made on or before the agreed term for payment, annual interest equal to EURIBOR 3 months plus 500 basis points (or the maximum percentage allowed by anti-usury laws and regulations from time to time, if lower) will accrue from the date of expiration of the payment term until the actual payment is provided.

SECTION 18

Governing Law – Arbitration

18.01         Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Republic of Italy, without regard to the provisions governing conflicts of laws.

18.02         Arbitration

(a)          Any dispute arising out of or related to this Agreement shall be settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce of Paris, by three arbitrators, appointed in accordance with such rules, who shall be fluent in the English language.

(b)          The place of the arbitration shall be Paris, France. The language of the arbitration shall be English.

(c)          Any dispute arising out of this Agreement and any comparable dispute arising out of the Czech Agreements shall be heard and decided together in a single arbitration proceeding.

[Signature Page Follows]

25

SIGNED by ANGELO MUSCARELLA

Signature	: /s/ Angelo Muscarella

SIGNED by COORD3 INDUSTRIES S.R.L.

Angelo Muscarella

Sole director

Signature	: /s/ Angelo Muscarella

SIGNED by PERCEPTRON CMM, LLC

Jeffrey M. Armstrong

President and Chief Executive Officer

Signature	: /s/ Jeffrey M. Armstrong

26

EXHIBIT 1.03

Certain Definitions

“2013 Financial Statements”	shall mean the financial statements of Coord3 as at December 31, 2013 as finally approved by the shareholders.

“Affiliates”	shall mean persons controlling, controlled by or under common control with the person.

“AGO”	shall mean AGO Renewables s.p.a.

“AFS”	shall have the meaning indicated in Section 13(c).

“Agreed Accounting Principles”	shall mean the Italian Accounting Principles and, to the extent properly applied, consistent with past application thereof by Coord3.
“Agreement”	shall mean this agreement, inclusive of the Exhibits, Appendices and Annexes.

“Annexes”	shall mean all annexes, as listed above in the table of contents.

“Appendices”	shall mean all appendices, as listed above in the table of contents.

“Appraiser”	shall have the meaning indicated in Section 4.01(i).

“Appraisal”	shall have the meaning indicated in Section 4.01(i).

“Appraisal Financial Situation”	shall have the meaning indicated in Section 4.02(a)(ii).

“Business Day/s”	shall mean each calendar day other than Saturdays, Sundays and any other days on which banks are closed for business in the City of Torino, Italy.

“Buyer”	shall have the meaning indicated in the headings of this Agreement.

“Collected Receivables Amount”	shall have the meaning indicated in Section 17.11(b).

“Company”	shall mean the Buyer, NewCo and their Affiliates.

“Completion”	shall mean the consummation of all of the actions and transactions indicated in Section 7.02 (unless waived by the interested Party) and the completion of the transfer of full title to and ownership of the Shares to the Buyer as contemplated in this Agreement.

“Completion Date”	shall mean the date upon which Completion will take place, as specified in Section 7.01(a).

“Completion Date Balance-Sheet”	shall mean the balance-sheet of NewCo as at the Completion Date, after the acquisition of the Target Business, to be prepared in accordance with the Agreed Accounting Principles.

“Completion Date Financial Debt”	shall mean the Financial Debt of NewCo as at the Completion Date, after the acquisition of the Target Business.

“Completion Date Net Working Capital”	shall mean the Notional Net Working Capital of NewCo as at the Completion Date, after the acquisition of the Target Business, to be determined in accordance with the Agreed Accounting Principles.

“Contribution in Kind”	shall have the meaning indicated in Section 2(a)(ii).

“CMM”	means coordinate measuring machine and equipment.

“Coord3”	shall have the meaning indicated in the headings of this Agreement.

“Coord3 Income Taxes”	shall mean Taxes based upon or related to Coord3’s income, production or value added taxes, not yet subject to installment agreements with the Italian government, including, but not limited to IRES and IRAP for 2013 and 2014.

“Current Business”	shall have the meaning indicated in Section 34 of Exhibit 10.02.

“Czech Agreements”	means the Stock Purchase Agreements between Perceptron, Inc. and each of Keith Mills and Angelo Muscarella, dated even date with the Agreement.

“Czech Shares”	shall mean 100% of Next Metrology’s share capital.

“Debt Adjustment”	shall have the meaning indicated in Section 6.02(a)(ii).

“Deed of Contribution”	shall have the meaning indicated in Section 4.01(iv).

1

“Deed of Establishment”	shall have the meaning indicated in Section 3(ii).

“Designated Notary”	shall have the meaning indicated in Section 3(ii).

“Disputed Matters”	shall have the meaning indicated in Section 6.03(b).

“Due Diligence”	shall have the meaning indicated in Section 9(a).

“Encumbrance”	shall mean any mortgage, charge, pledge, lien, security interest or attachment of any nature whatsoever, options, title retention, third party rights (including in rem rights) or other securities or de facto situations attached to a certain object or asset or share and limiting the rights thereupon. “Encumbrances” shall be construed accordingly.

“Environmental Law”	shall mean all applicable international treaties, laws, conventions, EU directives or regulations, statutes, regulations, subordinate legislation (in particular any regional, provincial municipal and other local law and/or regulation), applicable in Italy, which from time to time relate to Environmental Matters and Environmental Licences and all enforceable orders or other instruments and other requirements of or issued by any competent public authority, court or agency, concerning the protection of the environment or the prevention, limitation, mitigation or remediation of harm to the environment or relating to Environmental Matters.

“Environmental License”	shall mean any permit, licence, authorization, consent or other approval, registration, notification or communication required by any Environmental Law for the operations of Coord3 or NewCo or of its business or in relation to the ownership, lease, occupation or use of the properties used for the operations of the Company or of its business.

“Environmental Matters”	shall mean all or any of the following: air (including all layers of atmosphere), water and land (including, without limitation, any of the foregoing within buildings and other material or man-made structures above or below the ground) as well as all organic and inorganic matter and living organisms and the systems supported by or including any of the components of the foregoing; the disposal, spillage, deposit, escape, discharge, leek, emission or presence of, contact with and exposure of, any person to Hazardous Materials or Waste, as well as the creation of any noise, vibration, radiation, nuisance or other adverse impact on the environment, maintenance of human health and safety, and any other matters relating to the condition, protection, maintenance, restoration or replacement of the environment or any part of it. “Environmental” shall be interpreted accordingly.

“Exhibit/s”	shall mean all exhibits, as listed above in the table of contents.

2

“Expert”	shall have the meaning indicated in Section 6.03(d).

“Financial Debt”	shall mean all financial debts, inclusive of any bank debt, invoice discounting facility, loan, borrowing, overdraft, shareholders’ loan, financial (capital) lease.

“Government Debt”	shall mean the total of all amounts owed by Coord3 to various Italian government tax or social security authorities or agencies; including amounts owed under so called installment agreements and all other amounts owing that have not yet been formalized into agreements (including interest and penalties); including both short term and long term amounts owed, other than Coord3 Income Taxes.

“Governmental Authority”	means any foreign, European Union, or Italian national, regional or local governmental authority, quasi-governmental authority, court, or any regulatory, administrative or other agency, or any subdivision, department or branch of any of the foregoing.

“Governmental Authorization”	means any consent, permit, concession, license, registration, approval, authorization, order, exemption, certificate, franchise, or variance issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable law.

“Hazardous Substance/s”	shall mean any substance which is defined to be hazardous, dangerous, toxic or harmful under any Environmental Law.

“Indemnification Claim”	shall mean a claim raised by the Indemnified Party in accordance with Section 11.03 to claim indemnification against a Loss.

“Indemnified Party”	shall have the meaning indicated in Section 11.03(a).

“Indemnifying Party”	shall have the meaning indicated in Section 11.03(a).

“Indemnity Cap”	shall have the meaning indicated in Section 11.01(b)(ii).

“Indemnity Holdback Account”	shall have the meaning indicated in Section 14(a).

“Indemnity Holdback Amount”	shall have the meaning indicated in Section 14(a).

“Indemnity Event”	shall have the meaning indicated in Section 11.03(a).

3

“Intellectual Property”	shall have the meaning indicated in Section 11(i) of Exhibit 10.02.

“Inventories”	shall mean remainders of raw material, work in progress and finished goods as indicated in Article 2424 of the Italian Civil Code, in the section “assets”, letter C). “Inventory” shall be construed accordingly.

“IT System”	shall have the meaning indicated in Section 27(i) of Exhibit 10.02.

“Italian Accounting Principles”	shall mean the provisions established by the Italian Civil Code as well as the accounting principles recommended by the National Council of Licensed Accountants and Bookkeepers (“Consiglio Nazionale degli Ordini dei Dottori Commercialisti e dei Ragionieri”) and modified by the Italian Accounting Body (“Organismo Italiano di Contabilià – O.I.C.) as well as those directly issued by the latter.

“Losses” and “Loss”	shall have the meaning indicated in Section 11.01(a)(i).

“Material Adverse Change”	shall mean any change or effect that is materially adverse to the financial situation, financial performance, business, prospects, assets, liabilities, key people or value of the net assets of the Target Business, impacting the value of the Target Business to Buyer by greater than Eur 1,000,000; but excluding any change or effect arising out of general economic conditions or conditions affecting companies generally in the industry in which Coord3 operates.

“Muscarella”	shall have the meaning indicated in the headings of this Agreement.

“Muscarella Service Agreement”	shall have the meaning indicated in Section 15(a).

“Mills”	shall mean Keith Mills, British national, born in [ ] on [ ], domiciled at [ ]. UK passport no. [ ]

“NewCo”	shall have the meaning indicated in Section 2(a)(i).

“Next Metrology”	shall mean Next Metrology Software, s.r.o., a company established under the laws of the Czech Republic.

“Notary Deed of Transfer”	the notary deed of transfer to be executed on the Completion Date, pursuant to Article 2470 of the Italian Civil Code, before and by the Designated Notary, to effect the transfer of full title to and ownership of the Shares to the Buyer.

4

“Notice of Claim”	shall have the meaning indicated in Section 11.03(a).

“Notice of Objection”	shall have the meaning indicated in Section 11.03(d)(ii).

“Notional Net Working Capital”	shall mean the net balance of the following accounts as maintained under Agreed Accounting Principles and identified on the Contribution in Kind, (a) short term assets; (i) cash including investments in cash equivalent securities that have a life of less than one year, (ii) Trade Accounts Receivable, net of reserves for uncollectible accounts, (iii) Inventories net of agreed reserves, (iv) Prepaid Expenses with life less than one year, less (b) short term liabilities; (i) Trade Accounts Payable, (ii) Deposits/Advances from Customers, (iii) Accrued Expenses and Other Deferred Income, (iv) Amounts due to Banks (including amounts due to overdraft facilities, and bank notes including accrued interest and fees), (v) Accrued Payroll, Payroll taxes, holiday and vacation and relevant Payroll Taxes accruals (but excluding “Fondi TFR”)

“Notional Net Working Capital	shall have the meaning indicated in Section 6.02(a)(i).
Adjustment”

“November 2011 Agreements”	shall have the meaning indicated in Introduction D.

“Objection Period”	shall have the meaning indicated in Section 6.03(b).

“Parties”	shall mean the Sellers and the Buyer.

“Party”	shall mean each of the Sellers jointly and the Buyer, when individually and generically referred to.

“Property”	means the property situated at Bruzolo, Strada Statale 25 n. 3, used by Coord3 to carry out its business.

“Provisional Purchase Price”	shall have the meaning indicated in Section 6.01(a)(i).

“Purchase Price”	shall have the meaning indicated in Section 6.01(a).

“Purchase Price Adjustment”	shall have the meaning indicated in Section 6.02(a).

“Real Estate Impositions”	shall have the meaning indicated in Section 9(ix) of Exhibit 10.02.

“Real Property Permit”	means any certificate of occupancy, building permits, licenses, franchises, consents, approvals and authorizations as well as any other Governmental Authorization concerning real estate properties.

5

“Required Consents”	shall have the meaning indicated in Section 1 of Exhibit 10.02.

“Reference Date”	shall mean November, 30 2014.

“Sellers”	shall have the meaning indicated in the headings of this Agreement.

“Sellers’ Representative”	shall have the meaning indicated in Section 17.05.

“Service Agreements”	shall mean the Muscarella Service Agreement.

“Share Capital Increase”	shall have the meaning indicated in Section 4.03.

“Shares”	shall have the meaning indicated in Section 2(b).

“Slow Moving Inventory”	shall mean any and all inventory items that are in excess of 360 days old as of the Completion Date.

“Subsidiaries”	shall mean the following subsidiaries of Coord3, Coord3 Metrology India Private Limited, Coord3 Metrology, LLC and Coord3 Beijing Machinery Ltd.

“Target Business”	shall have the meaning indicated in Introduction A.

“Target Business Employees”	shall have the meaning indicated in Section 16(iii) of Exhibit 10.02.

“Target Financial Debt”	shall have the meaning indicated in Section 6.01(b)(ii).

“Target Net Working Capital”	shall have the meaning indicated in Section 6.01(b)(i).

“Tax Certificate”	means the certificate issued by the tax authorities in accordance with Sect. 14 of the D.Lgs. no. 472 of December 19, 1977.

“Taxes”	shall mean all taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature imposed by any Government Authority, including income, receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, social security, excise, estimated, stamp, property, intangible or occupancy tax, including amounts owed under so called instalment agreements and all other amounts owing that have not yet been formalized into agreements (including interest and penalties), including both short term and long term amounts owed.

6

“Tax Returns”	shall mean any return (including any information return), declaration, report, claim for refund or credit information return or statement, and any amendment thereto, whether on a consolidated, combined unitary or separate basis, or other document (including any related or supporting information or schedule), filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes.

“Third Party Claim”	shall mean a claim brought by any third party against NewCo.

“Transaction”	shall have the meaning indicated in Section 2(a).

“Waste”	shall mean any waste as defined or regulated by any Environmental Law.

7

EXHIBIT 10.01

Buyer’s Representations and Warranties

1.	Good standing – Authority

(a)          The Buyer is a limited liability company validly existing, duly incorporated and in good standing under the laws of the State of Michigan, United States of America.

(b)          The Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations under this Agreement. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party, or need to give any notice to, make any filing with, or obtain any Governmental Authorization from, any Governmental Authority in order for the it to consummate the transactions contemplated by this Agreement, other than as otherwise specified in the Agreement.

(c)          Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement shall: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which Buyer is subject; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(d)          All corporate actions taken and which will be taken in connection with the Agreement have been duly authorized by all required corporate actions and the Buyer has not taken any action that, in any respect, conflicts with, constitutes a default under or results in any violation of any provision of its articles of association or by-laws.

(e)          The Buyer’s authorized representative has all the necessary corporate powers to enter into this Agreement.

2.	No bankruptcy proceedings

The Buyer is not insolvent or subject to any insolvency or pre-insolvency proceeding nor is it a party to or is negotiating any creditors’ arrangement of any kind.

EXHIBIT 10.2

Sellers’ representations and warranties

1.	Authority

(a)          Coord3 and the other Sellers have full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform their obligations under this Agreement. Coord3 and the other Sellers do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party, or need to give any notice to, make any filing with, or obtain any Governmental Authorization from, any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement (including the establishment of NewCo, the Contribution in Kind and the transfer of the Shares by Coord3).

(b)          Non-contravention. Except as set forth in Annex 1 (the “Required Consents”), neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement (including the establishment of NewCo, the Contribution in Kind and the transfer of the Shares by Coord3), shall: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which Coord3 is subject; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, license, instrument, or other arrangement to which Coord3 is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets, particularly the Target Business).

2.	Good Standing

(a)          Good standing - Authority

(i)          Coord3 is a company limited by shares, validly existing, duly incorporated and in good standing under the laws of Italy.

(ii)         No resolution has been passed or will be passed prior to Completion to approve the winding up of Coord3 or of NewCo.

(iii)        Coord3 has all the necessary powers and authority to own, operate or lease the Target Business and all of its assets and to carry on its business activity as it has been and is currently carried on.

(iv)        All corporate actions taken and which will be taken, including the establishment of NewCo, the Contribution in Kind and the transfer of the Shares by Coord3, have been duly authorized and the Sellers and Coord3 have not taken any action that, in any respect, conflicts with, constitutes a default under or results in any violation of any provision of law or of its articles of association or by-laws.

(b)          No insolvency proceedings

(i)          None of the Sellers is subject to any insolvency proceeding of any kind nor does it satisfy the requirements for filing any insolvency procedure of any kind. No liquidator, bankruptcy receiver, administrator or similar officer has been appointed in respect of any of the Sellers. No action is currently being taken with a view to file for any insolvency proceeding or to appoint any such liquidator, bankruptcy receiver, administrator or similar officer.

(ii)         No arrangement with any of the Sellers’ creditors of any kind has been entered into or is currently being negotiated.

(iii)        None of the Sellers has entered into any agreement for the assignment of its assets (or any part of them) for the benefit of its creditors.

(iv)        None of the Sellers has filed any petition for the restructuring of its debt.

(c)          Licenses, permits, authorizations

(i)          Coord3 has all licences, permits, authorizations and consents from any person, authority or body which are necessary to carry on its business and, in particular, to operate the Target Business. Coord3 has at all times been in compliance with each Governmental Authorization. No event has occurred or circumstance exists that could (with or without notice or lapse of time) (I) constitute or result, directly or indirectly, in a violation of, or a failure on the part of Coord3 to comply with, any Governmental Authorization, or (II) result, directly or indirectly, in the revocation, suspension, cancellation, termination, or modification of any Governmental Authorization.

(ii)         Coord3 has not received any notice or other communication (whether oral or written) from any Governmental Authority or any other person regarding (I) any actual, alleged, or potential violation of, or failure to comply with, any Governmental Authorization, or (II) any actual, proposed, or potential revocation, suspension, cancellation, termination, or modification of any Governmental Authorization.

(iii)           All applications required to have been filed for the renewal or reissuance of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Authorities;

(iv)          All other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities.

(ii)         All of such licences, permits, authorizations and consents are in full force and effect and neither the Contribution in Kind nor the transfer of the Shares contemplated by this Agreement will affect the validity and effectiveness of any licences, permits, authorizations and consents.

(iii)        No violation exists in respect of any such licences, permits, authorizations and consents and no proceeding is pending or, to the best of the Sellers’ knowledge, threatened against Coord3 to revoke or materially limit any such licences, permits, authorizations or consents.

3.	Share Capital of Coord3

(i)          The issued and outstanding share capital of Coord3 is that indicated in the headings of the Agreement. The issued share capital has been duly authorized, and is fully subscribed and paid.

(ii)         Muscarella and Riccardo Muscarella are the sole registered, legal and beneficial owners of 100% of the share capital of Coord3 in the proportions set out in Introduction B of the Agreement.

(iii)        Coord3’s shares are free and clear from any Encumbrances.

(iv)        No resolution has been passed to approve any increase or decrease of the share capital of Coord3 and there are no outstanding options, warrants, agreements, conversion rights, pre-emption rights or other rights to subscribe for, purchase or otherwise acquire any Shares or any further shares of Coord3’s share capital.

(v)         Coord3 has issued no bonds or other securities.

4.	Title to the Target Business

(i)          Coord3 is (and upon Completion NewCo will be) the sole legal and beneficial owner of the Target Business.

(ii)         The Target Business and all of its assets are (and upon Completion will be) free and clear of any Encumbrances and there are no outstanding options, warrants, agreements, pre-emption rights or other rights to purchase or otherwise acquire the Target Business, any portion thereof or any of its assets.

2

5.	Financial Statements

Each of the 2013 Financial Statements and the Appraisal Financial Situation: (i) have been prepared in accordance with the Italian Accounting Principles and with the valuation criteria and the methodologies of application of such accounting principles, as consistently applied by Coord3 according to past practice; (ii) are true and complete; (iii) fairly represent the assets, liabilities, the financial position and the results of Coord3 respectively as at December 31, 2013 and at the Reference Date; and (iv) are in accordance with the books and records of Coord3.

6.	Undisclosed liabilities

(i)          As at December 31, 2013, Coord3 had suffered or incurred no loss, cost, liability, asset deficiency, debt, third party claim or obligation of any nature which is not shown or provided for in the 2013 Financial Statements.

(ii)         As at the Reference Date, Coord3 had suffered or incurred no loss, cost, liability, asset deficiency, debt, third party claim or obligation of any nature which is not shown or provided for in the Appraisal Financial Situation.

7.	Inventories

All Inventory included in the Target Business consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, saleable in the normal course of business, and none of which is Slow-Moving (except for specific reserves for such items set forth in the relevant Appraisal Financial Situation), obsolete, damaged, or defective. All such Inventories are owned free and clear of any Encumbrances. For the purposes hereof, “Slow Moving” shall mean Inventory that Coord3 acquired more than 360 days prior to the Completion Date, other than Inventory described on Annex 7.

8.	Accounts receivable

The accounts receivable of Coord3 included in the Target Business, after taking into account any applicable reserve for returns, claims and bad debts shown in the Appraisal Financial Situation or on Annex 8, are existing, valid and legitimate and collectable.

9.	Real estate properties

(i)          Coord3 carries out and operates the Target Business in the Property only and it does not own, lease or otherwise use or occupy any other real estate property (and NewCo upon Completion will carry out and operate the Target Business in the Property only and will not own, lease or otherwise use or occupy any other real estate property).

(ii)         Coord3 is entitled to use the Property, with no restriction whatsoever, on the basis of the contract of Conditional Sale with AGO Renewables (“AGO”) attached under Annex 9(ii) and of the side letter dated May 28, 2014 (also attached under Annex 9(ii)). Coord3 has duly and timely fulfilled all obligations arising from such agreement. AGO is not entitled to terminate or withdraw from the agreement referred to above as a consequence of the consummation of the Transaction.

(iii)        To the best of Sellers’ knowledge, the Property:

(aa)         was built on the basis of and in compliance with lawful building permits;

3

(bb)         complies with all laws and regulations (including without limitation all building and zoning laws and regulations);

(cc)         has obtained the relevant licenses and permits (including without limitation the Fire Department’s clearance and certificato di agibilità) which are currently (and upon Completion will be) valid and effective; and

(dd)         may therefore be legitimately used to carry out Coord3’s business (and NewCo’s business) as it is currently run and to operate the Target Business.

(iii)        The Property is in good condition and repair and sufficient for the operation of the Target Business. There are no structural deficiencies or latent defects affecting any of the Property and there are no facts or conditions affecting the Property which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the same or any portion thereof in the operation of the Target Business as currently conducted thereon, except for the solar plant located on the roof as better described under Annex 9(iii), which does not interfere with the use or occupancy of the Property in the operation of the Target Business as currently conducted thereon.

(iv)        There is no condemnation, expropriation, eviction, temporary taking or other proceedings, pending or threatened, affecting any parcel of the Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Property or any portion thereof, or the operation of the Target Business as currently conducted thereon.

(v)         The Property is (and upon Completion will be) in compliance with all laws and regulations, and the use and occupancy of the Property and operation of the Target Business thereon do not (and upon Completion will not) violate any laws or regulations. Coord3 has not received any notice of violation of any law or regulations and, to the best of Sellers’ knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation.

(vi)        The Property has (and upon Completion will have) direct vehicular and pedestrian access to a public street adjoining the Property, and such access is not (and upon Completion will not be) dependent on any land or other real property interest that is not included in the Property.

(vii)       All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Property have been installed and are operational and sufficient for the operation of the Target Business as currently conducted thereon and are fully compliant with all applicable laws and regulations.

(viii)      Coord3 has not received any notice from any Governmental Authority or other entity having jurisdiction over the Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the best of Sellers’ knowledge, there is no basis for the issuance of any such notice or the taking of any such action. There is not Governmental Authorization relating to the Real Property Permits or disclosure, filing of other action by Coord3 (or by NewCo) relating thereto required in connection with the Transaction.

(ix)         There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority, association or other entity having jurisdiction over the Property (collectively, the “Real Estate Impositions”) that are delinquent. There is no pending or, to the best of the Sellers’ knowledge, threatened increase or special assessment or reassessment of any Real Estate Impositions for the Property.

(x)          There is no amount due and payable to any architect, contractor, subcontractor, materialman, or other person or entity for work or labor performed for, or materials or supplies provided to, or in connection with, the Property or portion thereof which is delinquent. There is no work or labor being performed for, or materials or supplies being provided to, or in connection with, the Property or portion thereof, or to be performed or supplied prior to the Completion, other than routine maintenance and repair work.

4

(xi)         The Property has access to water resources necessary in the operation of the Target Business as currently conducted thereon.

(xii)        Except as set forth on Annex 9(xii), there are no pending property insurance claims with respect to the Property or any portion thereof

10.	Fixed tangible assets (other than real estate properties)

(a)          Ownership

(i)          Coord3 has good title to and legal and beneficial ownership of the assets listed in Annex 10(a)(i).

(ii)         The assets listed in Annex 10(a)(i) are free and clear of any Encumbrances.

(b)          Capital Lease

Coord3 is not a party to any capital lease agreement (leasing). Coord3 has duly and timely fulfilled all obligations arising from such capital lease agreements.

(c)          Operating Lease

Coord3 has no operating lease agreements in place for any asset, except for the assets listed in Annex 10(c). Coord3 has duly and timely fulfilled all obligations arising from such operating lease agreements.

(d)          General

(i)          Annex 10(a)(i) is a complete and accurate list of all assets owned and used (as the case may be) by Coord3.

(ii)         To the best of the Sellers’ knowledge, all assets owned or however used Coord3 comply with all laws and regulations.

(iii)        All assets owned or however used by Coord3 are in good operating conditions and repair, subject to normal wear and tear, and usable in the regular and ordinary course of the business.

(iv)        The assets listed in Annex 10(a)(i) are sufficient to allow Coord3 to properly operate the Target Business as currently conducted.

11.	Intellectual property

(i)          Coord3 is the sole legal and beneficial owner of the trademarks, trademark applications, industrial designs, manufacturing and trade secrets, inventions, patents, patent applications, copyright, software know-how, technology and drawings listed and described in Annex 11(i) (“Intellectual Property”). Coord3 owns no intellectual property other than that listed in Annex 11(i).

(ii)         The trademarks applications if any are filed for registration in the jurisdictions indicated in Annex 11(i).

(iii)        The Intellectual Property is free and clear from any Encumbrances.

(iv)        The Intellectual Property is used in good faith.

(v)         None of the items and assets of the Intellectual Property is licensed to third parties or is part of a branch of a business as a going concern (ramo d’azienda) which is leased to third parties or on which a third party is entitled to the usufruct.

(vi)        All fees, taxes and duties for all the registrations and maintenance of all Intellectual Property have been duly and timely paid by Coord3.

(vii)       Annex 11(i) lists any deadlines related to: (A) registration, maintenance or renewal fees with respect to the Intellectual Property; and (B) the filing of any documents, applications or certificates (including responses to office actions) that are required within ninety (90) days of the Completion Date to maintain any such Intellectual Property.

5

(viii)      The Intellectual Property is sufficient to allow Coord3 to properly operate the Target Business as currently conducted.

(ix)         To the best of the Sellers’ knowledge, the Intellectual Property does not infringe any third party rights.

(x)          There are no proceedings (including opposition proceedings before any authority or challenges) concerning the Intellectual Property which are pending or, to the best of the Sellers’ knowledge, threatened, and Coord3 has not entered into nor is it negotiating any settlement agreements regarding the Intellectual Property. Coord3 is not obligated to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property.

(xi)         The Sellers are not aware of any actual or potential infringements of the Intellectual Property by any third party.

(xii)        No director, officer, shareholder, employee, consultant, contractor, agent or other representative of Coord3 owns or claims any rights in (nor has any of them made application for) any Intellectual Property.

(xiii)       All research and development activities, drawings and specifications, and know-how concerning the products currently manufactured by Coord3 have been acquired or completed or fully developed by Coord3 and all related costs have already been incurred.

(xiv)      Each software used by Coord3 has been and is duly licensed to it and all relevant considerations for such licenses have been duly and timely paid by Coord3.

(xv)       To the best of the Sellers’ knowledge, Coord3’s software does not contain viruses, worms, time bombs, or backdoor access that could be used to interfere with the functionality of such software.

(xvi)      No person has (or had) a copy of, or has (or had) the right to access now or at some time in the future to any source code for material Software; and there are no agreements under which Coord3 has placed or is required to place into escrow any such source code.

(xvii)     No Intellectual Property was developed by Coord3 using (in whole or in part) government funding or facilities nor was it obtained from any Governmental Authority. Coord3 has not granted to any Governmental Authority, either expressly, or by any act or omission of Coord3, any unlimited, unrestricted or government purpose rights in the Intellectual Property.

(xviii)    No person other than the Seller has ownership of or rights to any Intellectual Property, excluding that is the subject of a license.

(xix)       Coord3 has taken commercially reasonable actions to protect its trade secrets included in the Intellectual Property from unauthorized use or disclosure, and to maintain such trade secrets in confidence. To the best of the Sellers’ knowledge, these trade secret policies comply (x) with all contracts between Coord3 and customers or other third parties; and (y) with applicable law. To the best of the Sellers’ knowledge, there have been no material breaches or deviations from these trade secret policies, and no breach of any contract between the Seller and customers or other third parties with respect to trade secrets.

12.	Debt

As of the date this representation is made, Coord3’s debt and accounts payable are as indicated in Annex 12, plus accounts payable incurred after the date hereof in the ordinary course of business consistent with the past practice.

13.	Guarantees and securities

(i)          No guarantees or patronage letters or other securities have been granted or created by third parties (including the Sellers) for the benefit of Coord3.

6

(ii)         Coord3 has issued or granted no guarantees or patronage letters and/or created securities in favor of any third party including any of the Sellers.

(iii)        There are no off balance-sheet items in the books and records of Coord3.

14.	Books and records

(i)          All books and records of Coord3 (including all tax books) have been fully, properly and accurately kept and completed in accordance with all applicable laws and the Italian Accounting Principles and fairly reflect, in reasonable detail, the transactions, the financial position and the assets and liabilities of Coord3. All of such books and records are under the direct control of Coord3 and have been kept for the duration prescribed by the applicable civil and tax laws and regulations.

(ii)         The records of the resolutions of the board of directors and the shareholders of Coord3 are accurate and accurately reflect all actions taken and all resolutions passed by the board of directors and the shareholders of Coord3.

15.	Litigation

(i)          There are no claims, actions, suits, proceedings or investigations pending or threatened in writing or, to the best knowledge of the Sellers, threatened other than in writing, before any court or governmental or regulatory or administrative authority, domestic or foreign, or before any arbitrator of any nature to which Coord3 is a party. To the best of the Sellers’ knowledge, no facts or circumstances exist which may give rise to any claims, actions, suits, proceedings or investigations.

16.	Employment matters - Agents

(i)          Annex 16(i) lists the employees of Coord3 with their name, employment level, seniority, duties, annual salary (net, gross and cost for the employer), total accrued deferred salary/severance indemnity (TFR) and the other statutory accrued entitlements and who are inherent in the Target Business and whose employment contracts will be transferred to NewCo upon the Contribution in Kind (“Target Business Employees”). The information contained in Annex 16(i) is true, accurate and complete as of the date hereof.

(ii)         Coord3 has no employees other than the employees listed in Annex 16(i). No person other than the employees listed in Annex 16(i) may legitimately claim that he/she has a subordinate employment relationship with Coord3.

(iii)        [intentionally left blank]

(iv)        No litigation, whether pending or threatened in writing or, to the best knowledge of the Sellers, threatened but not in writing, exists between Coord3 and any employee who is presently on its payroll as well as any former employee.

(v)         Coord3 is not in breach of any obligation to pay to any of its employees any wages, salaries, commissions, bonuses, benefits or other direct or indirect compensation for any services performed to the date hereof or amount required to be reimbursed to such employees, nor is it in breach of any other obligation arising from the employment agreements with their employees.

(vi)        Coord3 has complied with all employment and social security applicable laws and regulations and collective bargaining agreements (including those executed with local/plant unions, if any) governing employment, as well as with all employment practices, terms and conditions of employment, wages, hours and benefits, including any provision relating to health and safety.

(vii)       Up to the date hereof no employee of Coord3 has actually performed or actually performs tasks which are not substantially corresponding to those prescribed by the relevant provisions of the collective bargaining agreements and of his/her individual employment agreement.

7

(viii)      There is no strike, slowdown or stoppage actually pending or threatened in writing or, to the best knowledge of the Sellers, threatened but not in writing, against or involving Coord3.

(ix)         There is no employee bonus, stock option, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, pension or severance plans (i) to which Coord3 is a party or (ii) which are maintained, contributed to or sponsored by Coord3 for the benefit of the employees, other than those provided for by the law or by the applicable National Collective Bargaining Agreement.

(x)          Up to the date hereof the total accrued deferred salary / severance indemnity (TFR) of each employee of Coord3 has been calculated and accrued according to the applicable laws and/or other applicable contractual provisions.

(xi)         Except as set forth on Annex 16(xi) relating to the Government Debt, Coord3 has: (1) paid to the competent authorities all compulsory social welfare and social security funds and provided to such authorities any requested document concerning the same; (2) fully paid or, as the case may be, posted in the 2013 Financial Statements and in the Appraisal Financial Situation all contributions (including interest, penalties and taxes, if applicable) concerning wages paid or due; and (3) withheld and paid to the competent authorities the total contributions and taxes to be withheld from the paid wages.

(xii)        No employee of Coord3 is entitled to receive any payment of any nature whatsoever as a consequence of the execution of this Agreement and/or of the Completion as contemplated by this Agreement.

(xiii)       Coord3 applies the National Collective Bargaining Agreement for Industrial Companies (“CCNL Industria Metalmeccanica”).

(xiv)      Coord3 has had access to cassa integrazione guadagni in the past and it has always duly complied with all the related obligations. A procedure for contratto di solidarietàis currently pending and the relevant terms are summarized in Annex 16(xiv).

(xv)       Coord3 has not made any loan to any of its employees.

(xvi)      Coord3 has no workers on a project basis (collaboratori a progetto), except for those listed under Annex 16(xvi).

(xvii)     Coord3 has no fixed term employees.

(xviii)    Coord3 has no self-employed workers (including collaboratori coordinati e continuativi), except for those listed under Annex 16(xviii).

(xix)       Coord3 has duly and timely fulfilled all of its tax and social security obligations in relation to the current and past members of the board of directors.

(xx)        Coord3 has no commercial agents.

17.	Insurances

(i)          The insurance policies entered into and maintained by Coord3 are listed in Annex 17(i), which, for each insurance policy, lists the insurance company, the risk covered, the date of execution of the policy, the premium, the expiration date. Such policies are of the type and amount which are appropriate for the conduct of Coord3’s business and, in particular, of the Target Business and are sufficient for material compliance with all agreements to which they are a party or by which they are bound.

(ii)         All premiums concerning the insurance policies have been paid at the due dates. Such insurance policies are in full force and effect as of the date hereof and are validly enforceable.

(iii)        No event relating to Coord3 or to the Target Business has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which (to the best of the Sellers’ knowledge) is likely to result in a prospective upward adjustment in such premiums or in any other adverse change in the terms of any policy of insurance covering the Target Business.

8

(iv)        The insurance policies shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; neither Coord3, the other Sellers nor any other party to the insurance policies is in breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy.

(v)         Coord3 has given notice to the insurer of all insured claims.

18.	Environmental

(a)          Coord3 is not and has not been in breach of any applicable Environmental Law.

(b)          No plants, factories, sheds, stores, warehouses, offices, facilities and land owned or used by Coord3 contain, or have previously contained, any Hazardous Substances, including, without limitation, asbestos, petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyl’s, and urea-formaldehyde insulation, to be considered Hazardous Substances, in amounts or concentrations that constitute or constituted a violation of, or could give rise to any liability under, any applicable Environmental Law.

(c)          Hazardous Substances have not been transported or disposed of from any plant, factory, shed, store, warehouse, office or facility of Coord3, in violation of, or in a manner or to a location which could give rise to any liability under, any applicable Environmental Law, nor have any Hazardous Substance been generated, treated, stored or disposed of at, on or under any of the plants, factories, sheds, stores, warehouses, offices and facilities of Coord3, in violation of, or in a manner that could give rise to any liability under, any applicable Environmental Law.

(d)          All Environmental Licenses required for the operations of the Target Business have been obtained, are in full force and effect and have been complied with by Coord3.

(e)          Coord3 is not currently the subject of any claim, investigation or inspection (including for liabilities for cleaning up, remediation or costs for personal injury or property damages) under any applicable Environmental Law or to the best of the Sellers’ knowledge for any breach, suspected breach or alleged breach by Coord3 of any Environmental License, and to the best of the Sellers’ knowledge no such claim, investigation or inspection is pending, threatened or proposed and there are no facts or circumstances which may lead to any such claims, investigations or inspections.

(f)          To the best of the Sellers’ knowledge, no expenditures are required in connection with the business of Coord3 as presently conducted and/or plant and/or facility of Coord3 in order to comply with any applicable Environmental Law.

(g)          There are no judicial proceedings or governmental or administrative actions pending, contemplated or threatened in writing or, to the best knowledge of the Sellers, threatened but not in writing, under any presently applicable and enacted Environmental Law to which Coord3 and/or their directors, officers, agents or employees, as the case may be, is or will be named as a party with respect to each relevant plant, factory, shed, store, warehouse, office and facility, nor are there any decrees, administrative orders or other orders or administrative or judicial requirements outstanding under any applicable Environmental Law with respect to the relevant plant, factory, shed, store, warehouse, office and facility.

(h)          There is no presence, discharge, spillage, emission or other release of any Hazardous Substance in, onto, under or from any of the properties used by Coord3 and, to the best of the Sellers’ knowledge, no claims or complaints relating to any such occurrence are pending and the Sellers are not aware of any circumstance which could result in any such claim or complaint being received.

(i)          All Waste which is or has at any time been produced by Coord3 has been disposed of in accordance with the requirements of all Environmental Laws as from time to time, up to now, in force.

9

(j)          Except for temporary storage of Waste prior to collection as permitted pursuant to Environmental Laws as from time to time in force, no Waste is or has ever been stored or disposed of on any of the properties used by Coord3 in breach of any Environmental Law as from time to time in force or has been disposed of or stored by Coord3 at any such property.

(k)          Except as provided in Annex 18(xi), all information provided by Coord3 to any competent authority in accordance with the requirements of the Environmental Laws as from time to time in force and all records and data required to be maintained by Coord3 under the provisions of any applicable Environmental Law regarding any processes currently carried on at or emissions, discharges or Waste disposal from any of the properties used by Coord3 is complete and accurate.

(l)          Neither Coord3, nor any of Coord3’s directors, officers, or employees is in breach of or has incurred or become convicted of or become subject to any civil or administrative or criminal liability under any applicable Environmental Law or the terms of any Environmental License (other than a liability to pay routine costs or charges under any required license) and Coord3 has not received any notice or other communication or become aware of any facts or circumstances from which it appears that they or any such other person may be or is alleged to be in breach of or to have incurred any such liability under any applicable Environmental Law or Environmental License.

19.	Compliance with the law – Regulatory compliance

(i)          The operations of Coord3 have been conducted, in all material respects, in compliance with all permits, applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over Coord3, including any such laws, regulations, orders or other requirements relating to product safety, accident prevention, export control, money laundering, anti-corruption, international sales and business ethics and health and safety on the work place.

(ii)         Coord3 has not received a notification of any violation of any such law, regulation, order or requirement, or are in default with respect to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority or arbitrator applicable to Coord3, or any of its assets, properties or operations.

(iii)        Neither Coord3 nor any of its directors, officers or employees has committed any act or omission which may have caused any damage to any public authority or entity (danno erariale).

(iv)        Coord3 has not adopted any organizational model in accordance with Legislative Decree 231/2001. The Sellers represent and warrant that no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Coord3 pursuant to Legislative Decree 231/2001, nor any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of Coord3’s employees or directors which may result in an action pursuant to Legislative Decree 231/2001 and no facts occurred and will occur prior to Completion which could result in action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand pursuant to Legislative Decree 231/2001.

20.	Contracts

(i)          Annex 20(i) lists all contracts to which Coord3 is a party and which are part of the Target Business.

(ii)         In relation to the customers’ or suppliers’ contracts of which Coord3 is a party, none of the customers or suppliers (as the case may be) is entitled to terminate or withdraw from the relevant contracts referred to in this paragraph (i) as a consequence of the Contribution in Kind or of the sale of the Shares to the Buyer.

10

(iii)        Coord3 has duly and timely fulfilled in all material respects all of the obligations arising from all of the contracts referred to in paragraph 20(i) above.

(iv)        With respect to each contract entered into by Coord3 which is part of the Target Business: (A) the contract is legal, valid, binding, enforceable, and in full force and effect (or, as the case may be in relation to past agreement expired or terminated, were legal, valid, binding and enforceable) against Coord3 and, to the best of Sellers’ knowledge the other parties thereto; (B) the contract shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (C) neither Coord3, nor, to the best of Sellers’ knowledge, any other party is in breach or default, and, to the best of Sellers’ knowledge, no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such contract; (D) no party has repudiated any provision of such contract; and (E) there is no renegotiation of, attempt to renegotiate, or outstanding rights to renegotiate any such contracts with any person, and no person has made written demand for such renegotiation; (F) no party is entitled to withdraw from any contract without cause or as a consequence of the consummation of the Transaction; (G) to the best of the Sellers’ knowledge, all contracts to which Coord3 is a party and which should have been awarded through a public tender process have been awarded in compliance with applicable laws and regulations.

(v)         Since September 30, 2014, no supplier of Coord3 has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to Coord3 or initiated or threatened litigation as a result of a dispute nor has Coord3 refused to pay any such supplier due to quality timeliness or other issues.

(vi)        Since September 30, 2014, no customer has indicated that it stop, or materially decrease the rate of, purchasing products or services from Coord3, refused to pay due to quality, timeliness or other issues or initiated or threatened litigation as a result of a dispute. None of Coord3’s agreements with its customers contain provisions which permit the customer to terminate their arrangement with Coord3 as a result of the consummation of the transactions contemplated hereby.

21.	Product Liability and product warranty

(i)          No product liability claims are pending against Coord3.

(ii)         Coord3 has not received any order from any Governmental Authority to recall any of the products manufactured and delivered. No event has occurred or circumstance exists that (with or without notice or lapse of time) could result in any such liability or recall. No product liability claims of Coord3 have been settled during the past two (2) years.

(iii)        There is not a standard form for product warranty issued by Coord3. Each product manufactured, repaired, sold, leased, or delivered by Coord3 has been in conformity with all applicable contractual commitments and all express and implied warranties, and Coord3 has no liability (and, to the best of Sellers’ knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, repaired, sold, leased, or delivered by Coord3 is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

(iv)        The products manufactured and delivered by Coord3 prior to the date hereof do not have any material design or serial defects which may reasonably be expected to result in any claim. Coord3 has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any adverse consequence) as a result of any defect or other deficiency (whether of design, materials, workmanship, labelling, instructions, or otherwise) with respect to any product designed, manufactured, repaired, sold, leased, licensed, or delivered, or any service provided by Coord3 and pertaining to the Target Business.

11

22.	Taxes

Except as set forth in Annex 22:

(i)          Coord3 complied with all obligations in respect of Tax. Annex 22(i) sets forth the outstanding Government Debt.

(ii)         All tax returns, reports or other filings that are required to be filed by Coord3 on or before the date this representation is being made with any tax or social security authorities have been duly and timely filed. Such tax returns, reports or other filings fully reflect the tax and social security liabilities of Coord3, at the time of the filing, for the relevant tax period. Coord3 currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Coord3 does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon the Target Business.

(iii)        All Taxes of Coord3: (i) payable on or before the date this representation is made; or (ii) that are attributable to any relevant period up to the date hereof, but are not yet due and payable as of the date this representation is made, in each case have been timely and duly paid or appropriate provisions have been made therefore in the Appraisal Financial Situation.

(iv)        No claim for assessment or collection of Taxes has been asserted against Coord3 and there are no such claims threatened in writing or, to the best of the Sellers’ knowledge, threatened other than in writing against Coord3. Neither Coord3 nor the other Sellers nor any director or officer (or employee responsible for Tax matters) of Coord3 expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed.

(v)         Coord3 has withheld from its employees, independent contractors, creditors, shareholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all respects required to have been withheld or paid over for all periods ending on or before the Completion Date in compliance with all Tax withholding and remitting provisions of applicable laws and have complied in all respects with all Tax information reporting provisions of all applicable laws.

(vi)        Coord3 has not received any written or oral notice that it is in violation (or with notice will be in violation) of any applicable law relating to the payment or withholding of Taxes.

(vii)       Coord3 has not received any notice of a proposed Tax or social security inspection or any other administrative proceeding or court proceeding nor are any of the foregoing pending or threatened in writing, or to the best of the Sellers’ knowledge, threatened but not in writing with regard to any Taxes or Tax Returns.

(viii)      Coord3 is a party to no dispute with any tax authority in relation to any Tax.

(ix)         Annex 22(ix) sets forth the amount of Coord3’s unpaid Taxes as of the date the representation is being made, together with interest and penalties.

(x)          Annex 22(x) sets forth all of Coord3’s open tax audit years.

23.	Public grants

Coord3 has never received nor benefitted from any public grants.

24.	Privacy and personal data protection

(i)          Coord3 has complied with all laws and regulations governing the protection of privacy and personal data.

12

(ii)         Coord3 maintains policies and procedures regarding data security, privacy, and personal information that are commercially reasonable and, in any event, comply with all obligations to its employees, customers, suppliers and data subjects, or others, and with all applicable laws and regulations. The consummation of the Transaction will not violate any privacy policy, information security policy, terms of use, customer agreements or any applicable laws or regulations relating to the use, storage, treatment, dissemination or transfer of any personal data or information or confidential information of a third party.

25.	Loans to or by the Sellers

There is no outstanding indebtedness or other liability (actual or contingent) owed by Coord3 to the other Sellers, their Affiliates or to any director, officer, or employee of Coord3 or any person related to a director, officer, or employee as aforesaid, nor is there any indebtedness owed to Coord3 by any such person.

26.	Equity Interests; Branches

(i)          No interest in any legal entity is owned (whether directly or indirectly) by Coord3 nor is Coord3 a member of any partnership, joint venture, consortium or other incorporated or unincorporated association, except as disclosed in Annex 26(i).

27.	Information Technology

(i)          Coord3 has an information technology system (i.e. personal computers, network, servers and connected devices and software, hereinafter “IT System”) fully functioning and suitable to operate the Target Business in an efficient manner.

(ii)         The IT System is suitable and works properly for the purpose of supporting the management of the Target Business and allowing all its employees to carry out their intended tasks and duties, including, but not limited to, keeping the accounts and storing all relevant information.

(iii)        The IT System is suitable to run all programs and perform all actions necessary for the specific business of the Target Business, including but not limited to, design, simulation and calculation.

(iv)          Coord3 has acquired full title to and ownership of, or a legitimate right to use, any and all third party software and/or intellectual property used in the IT System.

(v)         To the best knowledge of the Sellers, the use of the software and intellectual property relating to the IT Systems and use of the IT System itself does not infringe any third party right or statutory provision.

(vii)       Coord3 has devised and implemented with the utmost care specific procedures aimed at protecting the IT System from viruses and any other harm and preserving the security of their IT System, data and intellectual property.

(viii)      Coord3 has taken all reasonable steps to safeguard the IT System utilized in the operation of the Target Business, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus," or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

(ix)         The consummation of the Transaction (or any part thereof) will not disrupt or discontinue the operation and functionality of the IT System.

13

28.	Subsequent Events

(a)           Since the Reference Date, the business of Coord3 has been conducted in accordance with Section 8.01(a) of the Agreement and of all applicable laws. Since the Reference Date, Coord3 has taken none of the following actions:

(xxvii)   sale or disposal of any assets outside the ordinary course of business;

(xxviii)    granting of any rights (including in rem securities) in respect of any of Coord3’s assets or the charging of any of said assets with any Encumbrances;

(xxix)      decisions to incur any indebtedness or to borrow any money (except within the limits of the facilities currently available to Coord3 as disclosed to the Buyer), or to enter into any factoring or invoice discount agreement;

(xxx)        extension of the terms of payment of any payables or other liabilities or of any receivables, outside of ordinary course of business, or discount any receivables;

(xxxi)      transactions (including share capital increase or decrease) which affect the share capital of Coord3;

(xxxii)     the granting of any rights (including in rem security rights) on any of the shares of NewCo or any further share to be issued by NewCo and issuance of any bond or other securities;

(xxxiii)    decisions to undertake any capital commitment (purchase or financial / capital lease of fixed or other assets);

(xxxiv)     decisions to enter into any partnership, consortium, association, joint venture agreements;

(xxxv)      change of the remuneration of any of the employees, other than increases required by the law or by the applicable collective bargaining agreements;

(xxxvi)     recruitment of any new dirigente or quadro or promotion of any employee to such levels;

(xxxvii)    any redundancy plan or the dismissal of any dirigente or quadro;

(xxxviii)    acquisition or disposal of equity interests in other entities or of businesses as going concerns or any branches thereof;

(xxxix)     agreements with customers or suppliers (including purchase orders) which are outside the ordinary course of business or (aa) whereby the counterpart may withdraw or terminate for change of control, (bb) which provide for restrictions to the freedom to operate in the market; or (cc) which contemplate unusual payment terms outside ordinary course of business if compared with standard market practice;

(xl)         agreements with related parties (including shareholders, directors or employees of Coord3 or relatives of the shareholders or of the directors or employees);

(xli)        change in accounting methods, policies or procedures or presentations of accounts; declaration and distribution of dividends;

(xlii)      settlements of disputes when the overall value exceeds EUR 30,000;

(xliii)     guarantees to secure the obligations of a third party;

(xliv)      liquidation; dissolution; mergers, de-mergers and restructurings;

(xlv)        real estate leases;

(xlvi)      permitting the lapse or forfeiture of intellectual property rights or other intangible assets;

(xlvii)     fail to file any tax returns or any other report to any authority as required under the law or any contract by its applicable due date or fail to pay any taxes, as and when they first became due and payable;

(xlviii)    negotiation for the settlements or compromise, settlements or compromise of any tax liability;

(xlix)      payment of dividends or distributions;

(l)          termination of any material agreement;

14

(li)         enter into or amend any agreement, except for acceptance or placement of purchase orders in the ordinary course of business.

(b)          As at the date this representation is made, Coord3 had suffered or incurred no loss, cost, liability, asset deficiency, debt, third party claim or obligation of any nature, except as shown or provided for in the Appraisal Financial Situation or incurred in the ordinary course of business since the Reference Date.

29.	Material Adverse Change

No Material Adverse Change in Coord3 has occurred between the Reference Date and the date this representation is made.

30.	No Broker

The Sellers have entered into negotiations with the Buyer in relation to the Transaction and have entered into this Agreement without using the services of any broker.

31.	No omission

No representation or warranty made by the Sellers and none of the Appendices and Annexes contains or will contain any untrue statement of any fact, or omit any fact, the omission of which would be misleading.

32.	International Trade Sanctions

Neither Coord3, nor any other Sellers acting on its behalf, nor any of their respective directors, officers, agents, employees or any other persons acting on behalf of Coord3 has, in connection with the operation of Coord3 or the Target Business, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any Italian applicable or other similar applicable law relating to corruption, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable law.

33.	Affiliate Transactions

None of the Sellers, Coord3’s directors, officers or employees, their Affiliates, and their relatives are a party to, or the beneficiary of, any contract or material transaction relating to Coord3 or the Target Business, including any contract providing for any loans, advances, the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to or from, any such persons.

34.	No Other Business

Coord3 has never conducted any business or other operations other than the current business of designing, engineering, manufacturing, marketing, selling, installing, servicing and maintaining CMMs (the “Current Business”) and Coord3 has no liabilities or obligations, known, unknown, contingent or otherwise, arising from previously disposed of or discontinued operations, or that are not related to or did not arise from the operation of the Current Business.

15